UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12
Teleflex Incorporated
(Name of Registrant as Specified In Its Charter)

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on May 3, 2024

April 1, 2024

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 3, 2024 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect six directors to serve on our Board of Directors for a term of one year and until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;

4. To vote upon a stockholder proposal, if properly presented at the Annual Meeting; and

5. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Friday, March 8, 2024 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue
Corporate Vice President, General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (referred to as the “Company,” “Teleflex,” “we,” “us” or “our”) for use at the Company’s Annual Meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 3, 2024 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 8, 2024, the record date for the meeting, are entitled to vote. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 47,101,248 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about April 1, 2024. A copy of the Company’s 2023 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 3, 2024

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2023 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy to conduct business at the meeting. A majority of the outstanding shares of our common stock, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors, the advisory vote on executive compensation or the stockholder proposal; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters. Your broker or its designee should provide you with a voting instruction form for this purpose.

6.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), you are considered the stockholder of record, or a “record holder,” with respect to those shares, and you may submit a proxy card and vote those shares in the manner described in this proxy statement.

Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares. As the beneficial owner, you generally have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee should provide you with a voting instruction form that you use to give instructions as to how your shares are to be voted.

7.	How do I vote?

If you were a record holder on the record date, you may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. If no such instructions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

•	FOR the election of the director nominees described in this proxy statement;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024; and
•	AGAINST the stockholder proposal titled “Special Shareholder Meeting Improvement.”

If you were a beneficial owner of shares at the close of business on the record date, you may vote your shares by providing instructions to your broker, bank or other nominee. Your broker, bank or other nominee should provide a voting instruction form that you can use to give instructions as to how your shares are to be voted; please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

8.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

9.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other nominee, contact that institution for instructions.

10.	Who can attend the Annual Meeting?

Any Company stockholder as of the close of business on March 8, 2024 may attend the Annual Meeting. You will need proof of ownership to enter the meeting. If your shares are held in street name

(beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record. Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

Even if you plan to attend the meeting in person, you are strongly encouraged to vote your shares by submitting a proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Prior to our annual meeting of stockholders held in 2022 (the “2022 Annual Meeting”), our certificate of incorporation and bylaws provided for a classified board of directors consisting of three classes of directors with staggered terms, with each class elected for a term of three years to succeed those directors whose terms expired at the annual meeting date. At our 2022 Annual Meeting, our stockholders approved an amendment to our certificate of incorporation to phase out our classified board commencing with the annual meeting of stockholders held in 2023 (the “2023 Annual Meeting”), which was filed with the Secretary of State of Delaware on May 2, 2022. Our Board also amended our bylaws to make corresponding modifications. In accordance with our amended and restated certificate of incorporation and bylaws, each director elected at each annual meeting of stockholders commencing with the 2023 Annual Meeting will hold office for a term of one year, expiring at the next annual meeting of stockholders and until his or her respective successor is duly elected and qualified, unless he or she dies, resigns, retires or is removed from office prior to such time.

At the Annual Meeting, six directors will be elected for terms expiring at our Annual Meeting of stockholders in 2025 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Candace H. Duncan, Gretchen R. Haggerty, Liam J. Kelly, Stephen K. Klasko, M.D., Stuart A. Randle and Jaewon Ryu, M.D., for election to the Board for one-year terms. All nominees are continuing directors who previously were elected by our stockholders.

Our bylaws generally require that, to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director nominee’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for election as a director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

We seek to assemble a Board that operates cohesively and works with management in a constructive way to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences, areas of expertise and backgrounds. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. In evaluating nominees for election to the Board, consistent with our Corporate Governance Principles, our Nominating and Governance Committee considers, among other factors, the candidate’s potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics.

The following charts provide information with respect to the tenure, age, independence and diversity of our nominees and continuing directors as of the date of this proxy statement.

Board Diversity Matrix
Total Director Nominees and Continuing Directors	9
	Female	Male
Gender Identity
Directors	3	6
Demographic Background
African American or Black	–	–
Alaskan Native or Native American	–	–
Asian	1	1
Hispanic, Latinx or Spanish Origin	–	–
Native Hawaiian or Pacific Islander	–	–
White	2	5
Other	–	–
Two or More Races or Ethnicities	–	–
LGBTQ+	–	–
Did not Disclose Demographic Background	–	–

We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors

Candace H. Duncan	-

Ms. Duncan, 70, has been a director of Teleflex since 2015 and currently serves as chair of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services.

Ms. Duncan’s extensive experience in public accounting enables her to provide valuable perspectives to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.
Gretchen R. Haggerty	-

Ms. Haggerty, 68, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U.S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of Atmus Filtration Technologies Inc. and Johnson Controls International plc.

Ms. Haggerty’s background in executive management of a large, complex global corporation, as well as her experience gained through other public company directorships, enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Liam J. Kelly	-

Mr. Kelly, 57, has been a director of Teleflex since 2018 and has served as Chairman of our Board since May 2020. He became our President and Chief Executive Officer in January 2018. From May 2016 to December 2017, Mr. Kelly served as our President and Chief Operating Officer, and from April 2015 to April 2016, he served as our Executive Vice President and Chief Operating Officer. Mr. Kelly also served as our Executive Vice President and President, Americas from April 2014 to April 2015, and as our Executive Vice President and President, International from June 2012 to April 2014. Earlier, he held several positions with regard to our EMEA segment, including President from June 2011 to June 2012, Executive Vice President from November 2009 to June 2011, and Vice President of Marketing from April 2009 to November 2009. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009. Mr. Kelly is currently a director of Enovis Corporation (formerly Colfax Corporation).

Mr. Kelly’s extensive experience in the medical device industry and intimate knowledge of our business enable him to provide meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, Mr. Kelly, who was born in Ireland, has extensive experience managing international businesses, enabling him to provide valuable insights regarding international markets and our businesses and operations outside the U.S.

Stephen K. Klasko, M.D.	-

Dr. Klasko, 70, has been a director of Teleflex since 2008 and currently serves as Lead Director and chair of the Nominating and Governance Committee. Dr. Klasko retired in December 2021 after serving as President of Thomas Jefferson University and Chief executive Officer of Jefferson Health. In connection with his retirement transition, Dr. Klasko has agreed to serve as a special advisor to the Jefferson Board of Trustees until June 2022. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets. In addition, Dr. Klasko’s senior management experience with large healthcare organizations enables him to provide valuable insights with respect to information technology and security matters.

Stuart A. Randle	-

Mr. Randle, 64, has been a director of Teleflex since 2009 and currently serves as chair of the Compensation Committee and as a member of the Nominating and Governance Committee. Mr. Randle retired in December 2018 after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Jaewon Ryu, M.D.	-	Dr. Ryu, 50, has been a director of Teleflex since 2023 and currently serves as a member of the Compensation Committee. Since June 2019, Dr. Ryu has been the President and Chief Executive Officer of Geisinger Health, an integrated healthcare system with a clinical enterprise, health plan, a school of medicine and research and innovation functions. He joined Geisinger in October 2016 and served as Executive Vice President and Chief Medical Officer until December 2018. From December 2018 to June 2019, he served as Interim

President and Chief Executive Officer of Geisinger. Prior to joining Geisinger, Dr. Ryu served as President, Integrated Care Delivery for Humana, Inc., a health insurance company, from January 2014 to September 2016. Previously, he served in various leadership capacities at the University of Illinois Hospital and Health Sciences System and Kaiser Permanente, after having practiced as a corporate healthcare attorney and worked in government roles at the Centers for Medicare and Medicaid Services and the Department of Veterans Affairs. Dr. Ryu is currently a director of Privia Health Group, Inc.

Dr. Ryu’s extensive experience in the areas of care delivery and payment enables him to provide meaningful perspectives with respect to a wide range of business matters, including with respect to our strategic initiatives. His knowledge and background in legal and regulatory aspects of the healthcare industry and government policy enable him to provide valuable industry insights. In addition, Dr. Ryu’s experience with healthcare and health insurance organizations enables him to provide valuable perspectives with respect to information technology and security matters.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors whose terms will end at the Annual Meeting in 2025.

Terms Expiring in 2025

John C. Heinmiller	-

Mr. Heinmiller, 69, has been a director of Teleflex since 2019 and currently serves as a member of the Audit Committee. Prior to his retirement in January 2017, Mr. Heinmiller was Executive Vice President of St. Jude Medical, Inc. (“St. Jude Medical”), a global medical device company. During his 19-year career with St. Jude Medical, Mr. Heinmiller served in various executive and senior level positions, including Executive Vice President from August 2012 to January 2017; Executive Vice President and Chief Financial Officer from May 2004 to August 2012; Vice President, Finance and Chief Financial Officer from September 1998 to May 2004; and Vice President of Corporate Business Development from May 1998 to September 1998. Prior to joining St. Jude Medical, Mr. Heinmiller held senior management positions with and was a member of the board of directors of Daig Corporation, a medical device company, and LifeCore Biomedical, a medical technology company.

Mr. Heinmiller’s executive and senior management experience in the medical device industry enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his extensive experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Andrew A. Krakauer	-

Mr. Krakauer, 69, has been a director of Teleflex since 2018 and currently serves as a member of the Compensation Committee. Prior to his retirement in October 2016, Mr. Krakauer was Chief Executive Officer of Cantel Medical Corp. (“Cantel”), a provider of infection control products and services. During his 12 years at Cantel, Mr. Krakauer served in various executive and senior level positions, including Chief Executive Officer from November 2014 to July 2016; President and Chief Executive Officer from March 2009 to November 2014; President from April 2008 to March 2009; and Executive Vice President and Chief Operating Officer from August 2004 through April 2008. Mr. Krakauer also served as a member of Cantel’s board of directors from 2009 to 2016. Prior to joining Cantel, Mr. Krakauer was President of the Ohmeda Medical Division of Instrumentarium Corp. (which was acquired by General Electric Company in 2003), a provider of medical devices, from 1998 to 2004.

Mr. Krakauer’s executive and senior management experience in the medical device industry enables him to provide valuable insights regarding a wide range of business matters, including strategy, acquisitions, management, operations and growth initiatives

Neena M. Patil	-

Ms. Patil, 49, has been a director of Teleflex since 2022 and currently serves as a member of the Nominating and Governance Committee. Since February 2021, she has held the position of Chief Legal Officer and Executive Vice President, Legal and Corporate Affairs of Jazz Pharmaceuticals plc, a biopharmaceutical company. From July 2019 to February 2021, Ms. Patil served as Senior Vice President and General Counsel of Jazz Pharmaceuticals. Prior to joining Jazz Pharmaceuticals, Ms. Patil was Senior Vice President, General Counsel and Corporate Secretary of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company, from September 2018 to July 2019. Prior to that, from May 2008 to October 2016, Ms. Patil served in various management positions at Novo Nordisk Inc., culminating in her role as Vice President for Legal Affairs and Associate General Counsel. Prior to 2008, she worked for several other global biopharmaceutical companies including Pfizer Inc., GPC Biotech AG and Sanofi.

Ms. Patil’s executive and senior management experience in the healthcare industry enables her to provide valuable insights regarding a wide range of business matters, including commercial matters, operations, acquisitions and strategic planning initiatives. In addition, Ms. Patil’s legal background renders her particularly well qualified to assist the Board in addressing a variety of public company, board governance and public policy matters, as well as helping to provide oversight regarding our ESG programs.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board and the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Nominating and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar function and that relate to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that Candace H. Duncan, Gretchen R. Haggerty, John C. Heinmiller, Stephen K. Klasko, Andrew A. Krakauer, Neena M. Patil, Stuart A. Randle and Jaewon Ryu are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Nominating and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit and Compensation Committees meet the additional independence requirements of the NYSE and the SEC applicable to audit committee and compensation committee members. In making its determination with respect to Mr. Heinmiller, the Board considered the Company’s sale of products to a hospital system with respect to which he serves as a member of the board of directors. In making its determination with respect to Dr. Ryu, the Board considered the Company’s sale of products to a hospital system for which he serves as President and Chief Executive Officer. Based on its review, and after considering the amounts involved and the lack of Mr. Heinmiller’s or Dr. Ryu’s direct or indirect involvement in the respective transactions, the Board concluded that Mr. Heinmiller’s and Dr. Ryu’s relationships with the respective hospital systems did not impair their independence.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards that, if applicable, automatically would result in a determination that the director is not independent. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•

A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose authority, duties and responsibilities include:

•	coordinate and develop the agenda for, and preside over, executive sessions of the Board’s independent directors;

•	ability to call meetings of the independent directors, as needed;

•

discuss with our directors any concerns our directors may have about our company and our performance, relay those concerns, where appropriate, to the full Board, and consult with our Chief Executive Officer regarding those concerns;

•	provide our Chief Executive Officer with feedback regarding matters discussed by the independent directors in executive sessions;

•	consult with our senior executives as to any concerns they may have;

•	together with the Chairman of the Board, develop and approve Board meeting agendas, and provide input to committee chairs on committee meeting agendas;

•

advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board that is necessary for the independent directors to effectively and responsibly perform their duties; the Lead Director may ask company management to include certain material in the information provided to the Board;

•

interview, along with the Nominating and Governance Committee Chair, all Board candidates, and make recommendations to the Nominating and Governance Committee and the Board concerning Board candidates;

•

provide input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meet with the Chief Executive Officer to discuss the Board’s evaluation; and

•	if requested, consult and directly communicate with shareholders, government authorities and other interested parties on behalf of the independent directors.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Dr. Klasko currently serves as our Lead Director.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of our company. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that the leadership structure of a board must be considered in the context of the individuals involved and the specific circumstances facing the company. Accordingly, what the Board determines to be the right board leadership structure for Teleflex may vary from time to time as circumstances warrant.

The Board appointed Mr. Kelly as Chairman, effective May 2020. In making its decision to appoint Mr. Kelly as Chairman, our Board determined that, in his role as our President and Chief Executive Officer, Mr. Kelly is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, Mr. Kelly is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

All of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Mr. Kelly is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Moreover, the Lead Director is consulted on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, whom we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted annually and on such additional occasions as any non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Communicating with Our Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

Board Assessment

Each year, the Nominating and Governance Committee of the Board, together with the Lead Director, oversees a self-assessment process to evaluate the performance of the Board and its committees. The evaluations also help to inform the Nominating and Governance Committee’s discussions regarding Board succession planning and refreshment and complement its evaluation of the size and composition of the Board. The process for conducting the annual assessment varies from year to year, but is generally conducted through interviews, discussions and/or responses to written questionnaires. The results are then compiled and reviewed in detail and discussed by the Board and each committee, as applicable. The Board believes that the evaluation process is an important tool for improvement and the continued effectiveness of the Board and its committees.

The Board and Board Committees

The Board held seven meetings in 2023. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2023. The Board does not have a formal policy concerning attendance at our Annual Meeting of stockholders but encourages all directors to attend. All of our Board members attended the 2023 Annual Meeting of stockholders.

The Board has established a Nominating and Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to the Chief Executive Officer. See “Compensation Discussion and Analysis – 2023 Compensation – Our Equity Grant Practices” for additional information.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Nominating and Governance Committee also is responsible for developing and recommending to the Board corporate governance principles, overseeing the annual Board and committee evaluation process, as discussed above, and overseeing our strategy and practices with respect to environmental, social and governance matters.

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, we also seek candidates with the potential to contribute to the diversity of the Board, including with respect to gender, race, ethnicity, national origin and other differentiating characteristics. Directors must be able to devote substantial time to our affairs. The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Nominating and Governance Committee sometimes employs a third-party search firm and also receives recommendations of candidates from Board members. In addition, the Nominating and Governance Committee will consider recommendations for director candidates from stockholders.

In addition, stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne,

Pennsylvania 19087, Attention: Secretary. In order to enable consideration of a candidate in connection with our 2025 Annual Meeting, a stockholder must submit the following information by February 2, 2025:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

We have also adopted a “proxy access” bylaw provision which allows eligible stockholders to nominate candidates for election to our Board and include such candidates in our proxy statement and proxy card subject to the terms, conditions, procedures and deadlines set forth in Article II, Section 2.2.2 of our bylaws. Our proxy access bylaw provides that holders of at least 3% of our outstanding shares entitled to vote, held by up to 20 stockholders, holding the shares continuously for at least three years, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

For more specific information regarding these deadlines in respect of the 2025 Annual Meeting of stockholders, see “Stockholder Proposals” below. You should consult our bylaws for more detailed information regarding the processes summarized above.

In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. The Nominating and Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Nominating and Governance Committee are Dr. Klasko, Mr. Randle and Ms. Patil. Dr. Klasko currently serves as chair of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2023.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•	review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Kelly, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and

•	review the human capital processes and performance metrics used by management to attract, retain and develop talent across our company.

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2023, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Randle and Krakauer and Dr. Ryu. Mr. Randle currently serves as chair of the Compensation Committee. The Compensation Committee held five meetings in 2023.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal controls compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process, including risks related to product quality and safety and cybersecurity; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm and related fees. For a discussion of the Audit Committee’s pre-approval policies and procedures, see “Audit Committee Pre-Approval Procedures” included under Proposal 3 of this proxy statement. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Heinmiller. Ms. Duncan currently serves as chair of the Audit Committee. The Audit Committee held seven meetings in 2023. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our compliance officer, who surveys and interviews our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude of each risk and likelihood of occurrence of adverse consequences of such risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, members of Teleflex senior management review and discuss the results with the Audit Committee. Thereafter, the Audit Committee and our Chief Executive Officer provide the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks is updated periodically during each year and reviewed with the Audit Committee. In addition, the Board, acting principally through the Audit Committee, provides oversight of our cybersecurity program. The Audit Committee reviews, on at least a semi-annual basis, our cybersecurity programs and cyber risks through in-depth reviews with management. We believe these processes facilitate the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use several approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, inclusion of qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2023

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. The chairpersons of our Audit, Compensation and Nominating and Governance Committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2023, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$67,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$22,500
¡ Compensation Committee Chair	$17,500
¡ Nominating and Governance Committee Chair	$14,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$137,000
¡ Stock Options	$90,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$40,000

• Stock Option Grant Upon Initial Election	$180,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by telephone)	$1,000
¡ Committees (participation in person or by telephone)	$1,000

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2023.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Nonqualified Deferred Compensation Earnings (4)	All Other Compensation	Total
George Babich, Jr.(5)	$35,609	–	–	$282	–	$35,891
Candace H. Duncan	$112,833	$132,098	$86,769	–	–	$331,700
Gretchen R. Haggerty	$89,333	$132,098	$86,769	–	–	$308,200
John C. Heinmiller	$89,333	$132,098	$86,769	–	–	$308,200
Stephen K. Klasko	$92,667	$170,699	$86,769	$164	–	$350,299
Andrew A. Krakauer	$84,333	$132,098	$86,769	$80	–	$303,280
Nina M. Patil	$82,333	$132,098	$86,769	–	–	$301,200
Stuart A. Randle	$105,667	$132,098	$86,769	–	–	$324,534
Jaewon Ryu(6)	$58,667	$132,098	$173,537	–	–	$364,302

(1)

For each of Ms. Duncan, Dr. Klasko and Mr. Krakauer, includes $66,333 in cash fees that they elected to allocate to their respective deferral accounts under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information regarding our Deferred Compensation Plan, the terms of which generally apply in the same manner with respect to deferrals of directors’ cash fees as they apply with respect to deferrals of executives’ cash compensation. We do not, however, provide matching contributions to our non-employee directors under the Deferred Compensation Plan.

(2)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2023, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. In May 2023, we granted to each non-management director 527 restricted stock units, and we granted to Dr. Klasko an additional 154 restricted stock units in respect of his service as Lead Director. The restricted stock units each had a grant date fair value per share of $250.66 and will vest one year after the date of grant. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan, Dr. Klasko and Mr. Krakauer deferred receipt of the common stock underlying 100% of the restricted stock units granted to them in 2023, the value of which was credited to a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information regarding our Deferred Compensation Plan, which generally operates in the same manner with respect to deferrals of directors’ receipt of common stock underlying restricted stock units as it does with respect to such deferrals by executives.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2023, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. In May 2023, we granted to each non-management director, other than Dr. Ryu, stock options to purchase 1,076 shares, which had a grant date fair value per share of $80.64. These options will vest one year after the date of grant. In connection with his initial election to the Board, in May 2023, we granted Dr. Ryu stock options to purchase 2,152 shares, which also had a grant date fair value per share of $80.64. The options granted to Dr. Ryu will vest one year after the date of grant. As of December 31, 2023, the number of shares underlying the vested and unvested options held by the current directors listed in the table were: Ms. Duncan: 14,355; Ms. Haggerty: 10,910; Mr. Heinmiller: 7,310; Dr. Klasko: 12,196; Mr. Krakauer: 8,288; Ms. Patil: 3,013; Mr. Randle: 12,196; and Dr. Ryu 2,152.

(4)	The amounts shown in this column reflect above-market interest earned in respect of deferred compensation under our Deferred Compensation Plan.

(5)	Mr. Babich retired from the Board on May 5, 2023.

(6)	Dr. Ryu initially was elected as a director on May 5, 2023.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The stock ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $67,000 annual cash retainer, is equal to $335,000. Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, including restricted stock units as to which settlement has been deferred under our deferred compensation plan. Shares underlying stock options are not included in calculating stock ownership value. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes. As of December 31, 2023, each of our current non-management directors, other than Ms. Patil and Dr. Ryu, who were elected to the Board in April 2022 and May 2023, respectively, satisfied the stock ownership requirements.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2023;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

CANDACE H. DUNCAN, CHAIR

GRETCHEN R. HAGGERTY		JOHN C. HEINMILLER

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following current and former executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Liam J. Kelly	President and Chief Executive Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

Jay K. White	Corporate Vice President and President, Global Commercial

Daniel V. Logue	Corporate Vice President, General Counsel and Secretary

James P. Winters	Corporate Vice President, Manufacturing and Supply Chain

2023 PERFORMANCE HIGHLIGHTS

In 2023, Teleflex delivered steady growth across our global product categories, reflecting the strength of our diversified business model and the value of our commitment to execution. We made significant progress with respect to each of the four tenets of our growth strategy, which include driving sustainable revenue growth, achieving margins and earnings expansion, optimizing our product portfolio, and advancing corporate social responsibility and an inclusive culture.

The global environment for healthcare largely stabilized in 2023, with medical utilization increasing in many world markets and hospital staffing rates improving. While overall supply chain pressures began to ease as we exited the year, we faced raw material shortages and supplier disruptions earlier in the year that impacted our entire industry. Our team met these challenges with agility, flexibility, and a commitment to strong execution. We sourced products through alternative channels, adapted our operating schedule to align with materials deliveries and quickly produced products as soon as materials were available. We also developed a supply chain resilience program that identified the biggest risks facing our leading product lines and implemented specific strategies to mitigate those risks.

Our highlights for 2023 include:

•	We drove organic growth and innovation, including launching new products in multiple business areas, and marketing our existing high-growth products in new global markets.

•	We executed our M&A plan, acquiring Palette Life Sciences AB and bringing its landmark Barrigel product to our Interventional Urology portfolio.

•	We expanded gross margin by driving revenues, improving our product mix, maintaining our pricing discipline, and working to optimize our operations.

•	We continued to prioritize corporate social responsibility (CSR), meeting new environmental benchmarks and enhancing our commitment to diversity, equity and inclusion.

Looking ahead, market demographics remain strong for our industry, with the number of people over the age of 65 continuing to grow in most developed countries, driving higher utilization of healthcare products. Teleflex is well prepared to excel in this environment. We have a strong and differentiated portfolio that is strategically diversified across products, healthcare sectors, and geographic regions. We have a highly experienced management team supported by dedicated and motivated employees. We have an established global infrastructure that positions us to manage a wide range of market challenges and efficiently meet customer demands. And we have a robust balance sheet, affording us the platform to maintain our M&A activities and pursue future growth. As we move ahead, we will work to leverage these strengths to accelerate our strategy to deliver long-term durable growth.

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2023 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Key Compensation Practices and Policies

What we do	What we don’t do
• Practice pay-for-performance, under which a significant percentage of our named executive officer compensation is at-risk and subject to achievement of corporate and individual performance goals

•  The Compensation Committee’s independent consultant performs no other work for the Company

•  We do not guarantee annual bonus or guarantee salary increases

•  No excise tax gross-ups for any change in control payments

•  Executives are prohibited from hedging or pledging our stock

•  Re-pricing of stock options is prohibited without stockholder approval

• Set challenging incentive plan goals
• Maintain an industry-specific peer group for benchmarking compensation
• Target named executive officer compensation to be within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee
• Require our senior executives to satisfy meaningful stock ownership guidelines to strengthen the alignment with our stockholders’ interests

• Maintain a clawback policy that allows us to recover annual and long-term performance-based compensation in accordance with the NYSE’s listing standards

• Hold an advisory vote on executive compensation on an annual basis to provide our stockholders with an opportunity to give feedback on our executive compensation program

• Maintain an independent Compensation Committee

• Consult with an independent compensation advisor on compensation levels and practices

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of the Board is responsible for the oversight of our executive compensation program. In 2023, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Kelly. Determinations concerning Mr. Kelly’s compensation were made by the independent members of the Board. In making these compensation decisions, both the Compensation Committee and the independent members of the Board were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to NYSE rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Kelly, with the assistance of our human resources department and FW Cook, provided statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Kelly did not make recommendations as to his own compensation. While the Compensation Committee utilized this information and considered Mr. Kelly’s observations regarding other executive officers, the ultimate determinations regarding compensation for our executive officers, other than Mr. Kelly, were made by the Compensation Committee. The Compensation Committee also provided recommendations regarding Mr. Kelly’s compensation, subject to approval by the independent members of the Board.

Determination of Compensation

In making its compensation determinations and recommendations for 2023, the Compensation Committee considered materials regarding executive compensation provided by FW Cook. Specifically, with respect to Mr. Kelly, the Compensation Committee reviewed a report provided by FW Cook that analyzed the compensation of Mr. Kelly in comparison to compensation provided to chief executive officers serving in similar capacities for companies within our designated peer group.

Generally, in selecting a peer group company, we use the following selection criteria:

•	Operations and Scale – We seek companies that have one-third to three times our market capitalization and revenues.

•	Business Characteristics –The peer group company should:

•	be publicly traded in the United States and included in the Health Care Equipment & Supplies Industry Group within the Global Industry Classification Standard (GICS);

•	be similar to us in terms of business complexity and labor markets and serve as a potential source of executive talent; and

•	maintain a business model similar to ours.

•

Prevalence as a Peer – We give preference to companies already in the peer group, companies named as a peer by four or more of our already designated peers, companies that name us as a peer and companies that a major proxy advisory firm includes in our peer group for purposes of its analysis of our executive compensation.

The peer group that we utilized for 2023 was based on a report provided by FW Cook in October 2022, and then updated in December 2022, that included recommendations regarding the composition of the peer group. This peer group was substantially the same as the peer group used in 2022, other than to remove two companies (Hill-Rom Holdings, Inc. and Varian Medical Systems, Inc.) that were acquired in 2022, and to add Masimo Corporation, which was added because it met substantially all of the peer group selection criteria. Not every company in the peer group meets all the peer group selection criteria. Nevertheless, we believe that each of the companies selected represents a reasonable peer from the standpoint of size and business attributes.

The peer group for 2023 included the following companies (sometimes referred to below as the “Executive Compensation Peer Group”):

• Align Technology, Inc.	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Intuitive Surgical, Inc.
• DENTSPLY SIRONA Inc.	• LivaNova, PLC
• DexCom, Inc.	• Masimo Corporation
• Edwards Lifesciences Corporation	• NuVasive, Inc.
• Hologic, Inc.	• ResMed Inc.
• ICU Medical, Inc.	• STERIS plc

In addition to reviewing information from the peer group, the Compensation Committee reviews broader market surveys that cover a wider group of relevant companies to supplement the peer group perspective. In reviewing the survey data, the Compensation Committee considered only the aggregated data provided by the surveys and did not review or consider the identity of the individual companies comprising the survey data. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material information in this context.

The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position target total direct compensation of our executives within a competitive range of the median of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and we may make adjustments to take into consideration other factors, such as importance of an executive’s role to Teleflex, experience, performance, skill set, anticipated difficulty in replacing an executive, and internal pay parity. Therefore, our executives’ target compensation may be more or less than the competitive range in any given year.

2023 COMPENSATION

Salaries

Base salary ranges for our executives are considered annually during the first quarter of the year and determined based on each executive’s position and responsibility. Within these ranges, base salary increases for our executives are determined in the context of their individual range position, position tenure and performance. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee increased salaries for Messrs. Kelly, Powell and White by approximately 3.9 percent and for Mr. Winters by approximately 5.0 percent. Mr. Logue’s salary was increased by approximately 10.0 percent in order to more closely approximate the median of the comparative data.

Annual Executive Incentive Compensation

General

Under our annual incentive program, we provide meaningful cash incentive opportunities that are principally based upon the achievement of corporate financial performance objectives. As a result, a significant amount of an executive’s total cash compensation is subject to the achievement of these objectives. In 2023, 90 percent of the target award opportunity for each of our executive officers was based on corporate financial performance measures, with the remaining ten percent of each executive officer’s target award opportunity based on individual performance. We continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe can enhance stockholder value.

2023 Award Components

The Compensation Committee determined to use, for all executives, the same corporate financial performance measures in 2023 as it used in 2022 for all executives other than Mr. Winters, whose opportunity in past years had been 40 percent based on performance measures related to our Global Operations function target. The weighting assigned to the corporate financial performance measures for all executives also was unchanged from that used in 2022.

In addition to the adjustments pertaining to specific financial performance measures described below, our annual incentive program allows for adjustments, which are referred to below as the “general adjustments,” to be made with respect to each of the financial performance measures. The general adjustments principally include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures provide as follows:

•

To address the effect on each of the financial performance measures resulting from acquisitions and divestitures of assets or entities that were not anticipated in our annual operating plan, the target amount for each financial performance measure will be adjusted to reflect forecasted performance of such acquired or divested assets or entities.

•

To address costs and expenses related to acquisitions and divestitures to the extent that such costs and expenses were not contemplated by our annual operating plan, the actual results for each financial performance measure will be adjusted to eliminate the effect of such costs and expenses.

These adjustments are intended to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition and divestiture activities not contemplated by our annual operating plan. We do not make adjustments for acquisitions of distributors of our products effected as part of our ongoing “distributor to direct” sales conversion strategy, pursuant to which we seek to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to enable us to directly administer product distribution through the existing sub-distributors or new sub-distributors, since the principal focus of those acquisitions was to achieve the goals of the sales conversion strategy rather than to expand our operations through the acquisition of new businesses or products. General adjustments applied with respect to financial performance measures under our 2023 annual incentive program included adjustments related to acquisitions we completed in 2023. No adjustments were made with respect to divestitures.

The performance measures under our 2023 annual incentive program for our named executive officers are set forth immediately below. All of these targets were established early in 2023.

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

•	Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to eliminate the following, net of any tax effect:

•	restructuring and other special charges;

•	intangible amortization expense;

•

the impact of costs incurred as a result of the requirement, under the EU Medical Device Regulation (“MDR”), that medical devices previously registered under the EU Medical Device Directive be re-registered, but only to the extent that such costs are among adjustments resulting in non-GAAP financial measures included in our public disclosures;

•	the impact of our repurchases, if any, of our common stock;

•	gains or losses with respect to investments in non-core, non-controlled affiliates made by us prior to 2012;

•	gains or losses on sales of businesses and assets to the extent not included in our annual operating plan;

•	any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan;

•	the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions;

•	amortization of the cost of representations and warranties insurance purchased in connection with an acquisition completed in late 2020;

•

the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” sales conversion strategy, as well as decreases in cost of goods sold required under GAAP as such repurchased inventory subsequently is sold;

•

the impact of settling, partially settling or otherwise concluding any tax audits or the filing of amended tax returns with respect to prior years, including any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25, “Income Taxes – Overall – Recognition”), net of any costs of settlement or other conclusion of such matters), but not including normal return to accrual adjustments booked in the ordinary course;

•

tax benefits or detriments resulting from the application of any newly enacted tax legislation to the extent it results in recognition of discrete and identifiable items in tax expense, calculated in accordance with GAAP, retroactively or in the current year; and

•

discrete and identifiable impacts on tax expense under GAAP arising from internal reorganizations required due to changes in tax laws, regulations or enforcement actions of worldwide tax administration during the period of any such reorganization, to the extent not otherwise contemplated by our annual operating plan.

As used with respect to adjustments for restructuring and other special charges, the term “special charges” includes restructuring related charges incurred in connection with any restructuring plan approved by our Board or, if such charges were not incurred in connection with a Board approved restructuring plan, to the extent adjustments relating to such charges have been approved by the Compensation Committee. Special charges also include charges incurred in connection with the acquisitions, integrations, legal entity restructurings and divestitures, as well as in connection with certain software upgrades, but only to the extent that such charges are among adjustments resulting in non-GAAP financial measures included in our public disclosures; inventory step-up charges related to acquisitions; and certain one-time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described above because we do not believe these items reflect the performance of our executives.

•	Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to eliminate the effect of:

•	cash expended in connection with any debt financing or other transaction affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan;

•	tax payments resulting from a gain on the sale of divested assets;

•	payments made (or refunds received) in connection with the settlement of tax audits or the filing of amended tax returns with respect to any prior tax years;

•	payments made to fund our defined benefit pension plans;

•	reductions in tax payments related to the retroactive application to any prior year of any newly enacted tax legislation;

•

restructuring or restructuring related payments not contemplated in our annual operating plan in connection with any Board approved restructuring plan or, if such payments were not made in connection with a Board approved restructuring plan, to the extent adjustments relating to any other restructuring plan adopted during the year have been approved by the Compensation Committee;

•	payments made or received in connection with litigation settlements to the extent not otherwise contemplated by our annual operating plan;

•	contingent consideration payments related to acquisitions, to the extent not contemplated in our annual operating plan; and

•	payments associated with the maturity of our cross-currency swaps, to the extent not contemplated by our annual operating plan.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility regarding the pursuit of other operating initiatives. We made the further adjustments to cash flow described above because the adjusted payments or refunds, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance in 2023.

•

Ten percent of the target award was based principally on satisfaction of individual performance objectives that were established in the early part of the year. For 2023, the individual performance objectives established for Mr. Kelly principally included goals related to achievement of certain objectives related to our strategic plans, execution on organizational initiatives and implementation of certain management development initiatives. The individual performance objectives established for our other named executive officers included objectives related to their respective functions.

We include individual performance as a performance measure to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. Mr. Kelly’s satisfaction of his individual performance objectives was evaluated by our independent directors following a recommendation by the Compensation Committee. The Compensation Committee determined the amount of the award to be allocated to each of the other named executive officers with respect to their performance after considering Mr. Kelly’s recommendations.

With respect to each of the financial performance measures generally, an executive’s incentive award could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target award, depending on the degree of variation from the target amount of the performance measure. There is no award with respect to a performance measure if performance is below the threshold level. In addition, the Compensation Committee may, in its discretion, reduce or eliminate awards payable to the named executive officers with respect to each financial performance measure.

With respect to the 2023 award ranges, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group.” The Performance Peer Group differs from the Executive Compensation Peer Group described above in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive

Compensation Peer Group. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the more relatively similar size of the constituent companies to ours, we believe the Performance Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Performance Peer Group for 2023 consisted of the following companies:

• AngioDynamics, Inc.	• CONMED Corporation
• Avanos Medical, Inc.	• Medtronic plc
• Baxter International Inc.	• Stryker Corporation
• Becton, Dickinson and Company	• Zimmer Biomet Holdings, Inc.
• Boston Scientific Corporation

Based on the foregoing considerations, the target established for each performance measure, the percentage of target performance that would entitle a participant to a minimum or maximum award with respect to each measure and the amount achieved in respect of each performance measure were as follows (percentages are approximate):

Percentage of Target Performance (and Amount) Required For
Performance Measure	Target Performance*	Minimum Award (25% of Target)*	Maximum Award (200% of Target)*	Amount Achieved
Corporate Revenue	$2,979.7 million	95.0% ($2,830.7 million)	105.0% ($3,128.7 million)	$2,959.8 million

EPS	$13.37	90.0% ($12.03)	110.0% ($14.71)	$13.51

Cash Flow	$558.6 million	80.0% ($446.9 million)	120.0% ($670.3 million)	$513.7 million

*	Target Performance and Minimum and Maximum Award performance levels reflect the adjustments described above, to the extent applicable.

2023 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2023 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Liam J. Kelly	125%	$1,325,188
Thomas E. Powell	75%	$473,408
Jay K. White	70%	$425,075
Daniel V. Logue	70%	$282,187
James P. Winters*	70%	$283,058

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2023 of 1.10364 dollars per euro.

The target award opportunity as a percentage of salary indicated in the table above for Messrs. Kelly, Powell, White and Winters is unchanged from 2022 and increased from 60% to 70% for Mr. Logue.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2023:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
L. Kelly	Corporate Revenue	40%	$476,967	90.0%
	EPS	35%	$512,299	110.5%
	Cash Flow	15%	$138,835	69.8%
	Individual Performance	10%	$132,519	100.0%
Total			$1,260,620	95.1%

T. Powell	Corporate Revenue	40%	$170,391	90.0%
	EPS	35%	$183,013	110.5%
	Cash Flow	15%	$49,597	69.8%
	Individual Performance	10%	$56,809	120.0%
Total			$459,810	97.1%

J. White	Corporate Revenue	40%	$152,995	90.0%
	EPS	35%	$164,328	110.5%
	Cash Flow	15%	$44,533	69.8%
	Individual Performance	10%	$42,508	100.0%
Total			$404,364	95.1%

D. Logue	Corporate Revenue	40%	$101,566	90.0%
	EPS	35%	$109,090	110.5%
	Cash Flow	15%	$29,564	69.8%
	Individual Performance	10%	$28,219	100.0%
Total			$268,439	95.1%

J. Winters*	Corporate Revenue	40%	$101,886	90.0%
	EPS	35%	$109,425	110.5%
	Cash Flow	15%	$29,649	69.8%
	Individual Performance	10%	$33,967	120.0%
Total			$274,927	97.1%

*

Mr. Winters’ cash compensation is payable in euros. We determined the dollar amount of his target award opportunity set forth in the table above by converting his salary to U.S. dollars using the exchange rate in effect as of December 31, 2023 of 1.10364 dollars per euro.

The actual award payments to our named executive officers in respect of the financial and operational performance metrics under the terms of our 2023 annual incentive program are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. The actual award payments in respect of the individual performance component under our 2023 annual incentive program are reflected in the “Bonus” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation is designed to reflect the contribution of each executive officer to our company’s business strategy, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the target total direct compensation paid to our executives to be within a competitive range of the median of companies referenced in the comparative data. In this regard, we increased the total target equity compensation opportunity for Messrs. Kelly, Powell, White, Logue and Winters to more closely approximate median compensation referenced in the comparative data.

The following table shows the total target equity incentive compensation opportunity approved for each of our named executive officers for 2023:

Name	Total Target Equity Incentive Compensation Opportunity
Liam J. Kelly	$6,500,000
Thomas E. Powell	$2,275,000
Jay K. White	$1,300,000
Daniel V. Logue	$1,100,000
James P. Winters	$880,000

Components of the Equity Incentive Compensation Program

In 2023, our equity incentive compensation opportunity consisted of grants of stock options, restricted stock units and performance stock units, allocated in the same proportions as in 2022. We allocated 55 percent of the total target equity incentive compensation opportunity to stock options because we continue to believe that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance-based compensation that provides a strong alignment between return to stockholders and the compensation of executives.

We allocated 25 percent of the total equity incentive compensation opportunity to restricted stock units, which we granted to provide incentives to our executives to continue as employees of our company and increase stockholder value.

Finally, we allocated 20 percent of the total equity incentive compensation opportunity to performance stock units, or “PSUs.” We granted performance stock units to increase management’s focus on longer-term, profitable growth opportunities, including both internal growth and growth through acquisitions, while maintaining stockholder value. In addition, we believe the performance criteria for vesting of the performance stock units, which are described below, appropriately condition superior pay on superior performance, consistent with our objective to create a compensation structure that in large part is based on achievement of performance goals. Finally, we believe that the potential adjustment of the number of vested units based on changes in our stock price relative to a specified peer group, as described below, adds a useful competitive element and directly aligns our executives’ incentives with long-term stockholder returns.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2023 that represented 55 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in February 2023 at $76.22 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Liam J. Kelly	46,904
Thomas E. Powell	16,416
Jay K. White	9,381
Daniel V. Logue	7,938
James P. Winters	6,350

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amounts for option awards included in the “Option Awards” column of the Summary Compensation Table generally reflects the aggregate grant date fair value of each named executive officer’s award, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In February 2023, we granted restricted stock units to our named executive officers that represented 25 percent of their respective total target equity incentive compensation opportunities. Upon vesting, a restricted stock unit is converted into one share of our common stock. We valued the restricted stock units granted in February 2023 at $241.35 per unit. This value was determined based upon the 30-day trailing average closing price of our common stock prior to the date of grant, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Liam J. Kelly	6,733
Thomas E. Powell	2,357
Jay K. White	1,347
Daniel V. Logue	1,139
James P. Winters	912

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Performance Stock Units

Our performance stock units are designed to focus our executives’ efforts on specific long-term goals. The performance stock unit grants made in 2023 followed the structure used for the 2022 grants, though the Compensation Committee did make a change, as described below, to the profitability measure used with respect to a portion of the performance stock unit award. Additional information regarding the financial measures utilized in connection with the performance stock units granted in 2023 to participating executive officers is set forth below:

•

Sixty percent of the performance stock unit target award opportunity is based on “constant currency revenue growth,” which is calculated based on the attainment of the constant currency revenue growth performance goal for each year during the Performance Period. “Constant currency revenue growth” means the change in our consolidated net revenues, expressed as a percentage, during a calendar year (the “Comparison Year”), as compared to the previous year (the “Base Year”), adjusted to eliminate the impact of foreign currency exchange rate fluctuations from year to year, as well as the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer term business plan.

If, during the Performance Period, we acquire another entity or all or substantially all of the assets of another entity (an “Acquired Business,” which does not include a distributor that we acquire as part of our “distributor to direct” sales strategy), constant currency revenue growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. Similarly, if we divest any of our businesses (a “Divested Business”) during the Performance Period, constant currency revenue growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divestiture occurs.

We use constant currency revenue growth as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth over the long term. Moreover, by providing for the inclusion in the computation of constant currency revenue growth of Acquired Businesses and exclusion of Divested Businesses (including pro forma inclusion or exclusion for designated pre-acquisition or pre-disposition periods), we seek to focus management on the achievement of effective year-over-year “core” growth throughout the Performance Period. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

As initially granted, the number of stock units underlying a performance stock award is equal to the target number of performance stock units, and 60 percent of the target number of performance stock units granted to an executive are subject to adjustment based to our performance with respect to the constant currency revenue growth financial measure. The actual number of performance stock units ultimately underlying a performance stock award, before giving effect to the RTSR Modifier, could range from a minimum of 25 percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the constant currency revenue growth financial measure; no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the constant currency revenue growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the constant currency revenue growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the constant currency revenue growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the constant currency revenue growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

•

Forty percent of the performance stock unit target award opportunity is based on EPS Growth, which is calculated based on the attainment of the adjusted diluted earnings per share growth performance goal for each year during the Performance Period. “Adjusted EPS” is our adjusted diluted earnings per share, as reported in our earnings press releases. EPS growth will be further adjusted to reflect the impact of any changes in accounting rules or in their application, or in applicable laws, to the extent not contemplated as part of our longer-term business plan.

If we acquire an Acquired Business during the Performance Period, adjusted EPS growth for the year in which such acquisition occurs will be calculated on a pro forma basis to include the actual results of the Acquired Business and interest expense related to the purchase price for the Acquired Business for (a) any interim period prior to the acquisition date for the year in which the acquisition occurs and (b) the year preceding the year in which the acquisition occurs. In addition, if we make any contingent consideration payment during the Performance Period with respect to the Acquired Business that is acquired during the Performance Period, adjusted EPS growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest expense related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

If we divest a Divested Business during the Performance Period, adjusted EPS growth for the year in which such divestiture occurs will be calculated on a pro forma basis to exclude the actual results of the Divested Business and include interest savings related to the proceeds from divestiture of the Divested Business for (a) any interim period prior to the divestiture date for the year in which the divestiture occurs and (b) the year preceding the year in which the divesture occurs. In addition, if we receive a contingent consideration payment during the Performance Period with respect to a Divested Business that is divested during the Performance Period, adjusted EPS growth for the year in which such contingent consideration payment is made will be calculated on a pro forma basis to include interest savings related to the contingent consideration payment for both the year in which the payment is made and the preceding year.

We use adjusted EPS growth as a performance measure because we believe that it provides a good indication of management’s long-term overall performance with respect to our enterprise, including the results of businesses acquired during the Performance Period, without giving effect to results of businesses that we no longer own. We based the financial measure on our adjusted EPS, as reported in our earnings press releases, because we believe it is a key financial measure used by investors, and by including it as a financial measure for the performance stock units, we can better focus on encouraging performance that addresses investors’ long-term expectations. As is the case with the constant currency revenue growth financial measure, we provide for the inclusion of Acquired Businesses and the exclusion of Divested Businesses to focus on management’s achievement of “core growth,” for which the results of Divested Businesses are not relevant. We adjust for interest expense and interest savings, with respect to contingent consideration payments or receipts related to Acquired Businesses and Divested Businesses, respectively, because they offset variations in year over year results that otherwise may result from the timing of contingent consideration payments.

As is the case with respect to the constant currency revenue growth financial measure, the minimum award with respect to the adjusted EPS growth metric is 25 percent of the target number of performance stock units for threshold performance to a maximum of 200 percent of the target number of performance stock units, depending on the degree of variation from the target percentage of the adjusted EPS growth financial measure (before application of the RTSR Modifier); no performance stock units will be available for vesting if performance is below the threshold level.

Information with respect to performance targets for the adjusted EPS growth financial measure during the pendency of the Performance Period is not considered material to an understanding of our compensation arrangements and is not addressed in this proxy statement because it represents confidential business or financial information that we do not otherwise disclose to the public. Disclosing the information could cause significant competitive harm to Teleflex. We believe that the performance target for the adjusted EPS growth financial measure was set at an appropriate level to be challenging, but sufficiently realistic to motivate the performance of our senior management. Information with respect to the adjusted EPS growth minimum, target and maximum award opportunities, and the actual number of shares awarded with respect to the adjusted EPS growth financial measure, will be disclosed in our proxy statement for the annual meeting in the year following conclusion of the Performance Period.

After the number of performance stock units underlying a performance stock unit award is determined as set forth above, the number of performance stock units underlying a performance stock award is subject to an adjustment, referred to below as the “RTSR Modifier.” The RTSR Modifier is based on our total stockholder return relative to the total stockholder return of 28 companies, all of which are within the same GICS industry group (Health Care Equipment & Supplies) as Teleflex. These companies, collectively referred to as the “RTSR Peer Group,” are set forth below (as described below, it is possible that, based on subsequent events, a company may be removed from the RTSR Peer Group):

• Abbott Laboratories	• IDEXX Laboratories, Inc.
• ABIOMED, Inc.	• Integra Lifesciences Holding Corporation
• Align Technology, Inc.	• Intuitive Surgical, Inc.
• Baxter International Inc.	• LivaNova PLC
• Becton, Dickinson and Company	• Masimo Corporation
• Boston Scientific Corporation	• Medtronic plc
• The Cooper Companies, Inc.	• NuVasive, Inc.
• DENTSPLY SIRONA Inc.	• Penumbra, Inc.
• DexCom, Inc.	• ResMed Inc.
• Edwards Lifesciences Corporation	• STERIS plc
• Envista Holdings Corporation	• Stryker Corporation
• Globus Medical, Inc.	• Tandem Diabetes Care, Inc.
• Hologic, Inc.	• Zimmer Biomet Holdings, Inc.
• ICU Medical, Inc.

The RTSR Modifier will be applied based on the extent to which our rate of return reflecting stock price appreciation of our common stock from January 1, 2023 to December 31, 2025 exceeds/trails the rate of return reflecting stock price appreciation of the common stock (or equivalent security) of each of the RTSR Peer Group companies during the same period. For the purposes of this calculation, the price of our common stock and the stock price of the companies in the RTSR Peer Group will be based upon the average of the stock price on the principal stock exchange on which the stock is traded for the 20 trading days immediately preceding the first and last day of the Performance Period. Based upon the percentage of RTSR Peer Group companies whose total stockholder return is exceeded by our total stockholder return during the three-year Performance Period (the “RTSR Ranking”), the number of performance stock units that would vest solely as a result of financial measure performance will be modified as follows:

Teleflex RTSR Ranking	Percentage Modification of PSUs Underlying a PSU Award
< 25% 25% to 40% > 40% to 60% > 60% to 75% > 75%	- 25% - 25% to 0%* 0% 0% to 25%* 25%

* Amounts within the indicated ranges will be determined using linear interpolation.

The RTSR Peer Group will be subject to the following adjustments:

•

If a RTSR Peer Group company files for bankruptcy and/or liquidation or is operating under bankruptcy protection (each of which is referred to below as a “bankruptcy event”), it will be deemed to have a total stockholder return during the Performance Period of minus 100%.

•

If a RTSR Peer Group company is acquired and is no longer existing as a public company whose stock is traded on its primary stock exchange (other than due to a bankruptcy event), it will be removed from the RTSR Peer Group.

A RTSR Peer Group company will continue to be included in the RTSR Peer Group so long as its shares remain publicly traded. If, as a result of a reorganization of a RTSR Peer Group member, an entity is a successor to all or substantially all of the primary business of the RTSR Peer Group member, that entity will be deemed to be a Peer Group member, subject to the adjustments described above. No companies will be added to the RTSR Peer Group during the Performance Period.

We included the RTSR Modifier with respect to the calculation of the number of shares, if any, to be provided upon vesting of the performance stock units because we wanted the ultimate number of shares underlying the performance stock units to be based in part on the performance of our common stock, thereby directly aligning management incentives with long-term stockholder returns. We based the RTSR Modifier on return relative to other companies to reduce the impact of changes in general market conditions that are outside of management’s control. Such changes could have a meaningful impact if we measured the total stockholder return of our common stock on an absolute basis (i.e., without reference to the total stockholder return of other companies). In addition, we selected the RTSR Peer Group to avoid penalizing or rewarding management with respect to industry-wide conditions generally affecting the members of the RTSR Peer Group.

Our February 2023 grant of performance stock units to the named executive officers was based upon 20 percent of their respective target total equity incentive compensation opportunity. Each performance stock unit is converted into one share of our common stock upon vesting. For purposes of determining the number of performance stock units granted to each named executive officer, we valued the performance stock units at $252.41 per unit. This value was determined using a Monte Carlo valuation model, which simulates a range of possible future stock prices for Teleflex and the companies in the RTSR Peer Group, considering the probable outcome with respect to performance conditions over the Performance Period to determine value related to the RTSR Modifier. However, in contrast to the valuation used to determine the number of performance stock units to be granted to each named executive officer, the dollar amounts for performance stock units included in the Summary Compensation Table, which constitute a portion of the amount included in the “Stock Awards” column of the Summary Compensation Table, generally reflect the aggregate grant date fair value of each named executive officer’s award, determined in accordance with ASC Topic 718. See Note 2 to the Summary Compensation Table for additional information.

The number of performance stock units underlying a performance stock award initially were determined based on the target award, without giving effect to the RTSR Modifier. However, as described above, the number of performance stock units, if any, that ultimately will underlie a performance stock unit award (and be converted upon vesting into our common stock, on a one share per performance stock unit basis) will be adjusted based on our actual performance with respect to the two financial measures and the application of the RTSR Modifier.

The named executive officers received the respective numbers of performance stock units, based on target performance and without giving effect to the RTSR Modifier, set forth in the table below:

Name	Target Number of PSUs
Liam J. Kelly	5,150
Thomas E. Powell	1,803
Jay K. White	1,030
Daniel V. Logue	872
James P. Winters	697

Our Equity Grant Practices

Stock options, restricted stock units and performance stock units granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. Our restricted stock units generally vest on the third anniversary of the date of grant and, to the extent that they vest, the performance stock units granted in 2023 to our named executive officers also vest on the third anniversary of the date of grant. We believe that these vesting terms provide our executives with a meaningful incentive for continued employment. The Board has delegated to Mr. Kelly, as the sole member of the Non-Executive Equity Awards Committee, the authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. These equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines approved by the Compensation Committee.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance, reimbursement for financial planning services, term life insurance coverage and executive physical examinations. In addition, we provide to Mr. Kelly personal use of our corporate aircraft for up to a maximum of 50 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $190,000. We also provide to Mr. Powell personal use of our corporate aircraft for up to a maximum of 25 hours per year, provided that our incremental cost for providing such personal aircraft use may not exceed $95,000. Messrs. Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of Messrs. Kelly, Powell, White and Logue provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or “cause” (as defined in the severance agreements) or if he terminates employment for “good reason” (as defined in the severance agreements), except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” (as defined in the severance agreements) following termination of 24 months for each of Messrs. Kelly and Powell, and nine to 12 months for each of Messrs. White and Logue, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated (the “pro-rated payment”); for this purpose, target performance will be assumed with respect to any individual performance component. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

Mr. Winters, an Irish national, is subject to a contract of employment with us that reflects Irish compensation practices. Under the contract, we generally are required to provide him with six months prior notice of termination of his employment (the “notice period”), and we may choose to relieve him of his employee duties during the notice period while continuing to provide salary and contractual benefits to him. Our severance agreement with Mr. Winters provides that, under circumstances similar to those specified in the other named executive officers’ severance agreements, we will continue to provide him base salary during a “severance compensation period” of nine to 12 months; however, unlike the provisions of the other named executive officers’ severance agreements, his severance compensation period is reduced by the term of the notice period. If applicable, Mr. Winters also is eligible to receive a pro-rated payment of his annual incentive award for a performance period if he receives his notice of termination before the last day but after completion of at least six months of the performance period; for this purpose, target performance will be assumed with respect to any individual performance component. Mr. Winters’ severance agreement also provides for continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information regarding the terms of the severance agreements.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or “cause” (as defined in the change in control agreements), or if the executive terminates employment for “good reason” (as defined in the change in control agreements), in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Kelly, two years for Mr. Powell, and 18 months for Messrs. White, Logue and Winters) following termination (or, in the case of Mr. Winters, following the issuance of a notice of termination, subject to reduction if he receives certain benefits under his contract of employment or under Irish law). In addition, such payments include specified multiples (generally, three times for Mr. Kelly, two times for Mr. Powell, and 1.5 times for Messrs. White, Logue and Winters) of the target bonus that would be payable under any company cash bonus plan in the year following termination (in the case of Mr. Winters, the target bonus that would be payable in the year following the year in which his notice of termination is given). The agreements also provide for a pro-rated target bonus for the portion of the ongoing performance period under a company cash bonus plan that elapsed prior to the executive’s termination (or, in the case of Mr. Winters, prior to the date his notice of termination is given). The agreements also provide to the executive continued health insurance for up to the period described above during which base salary will continue to be paid.

For a more detailed discussion of the change in control agreements, including a listing of additional payments and other benefits under the agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which U.S.-based executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit and performance stock unit awards. Each of our named executive officers, other than Mr. Winters, is eligible to participate in the Deferred Compensation Plan. Mr. Winters participates in a different plan, governed by Irish law, under which we provide contributions of 10 to 12 percent of base salary, depending upon the level of his contributions under the plan.

In addition, the named executive officers, other than Mr. Winters, are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Kelly and Powell and three percent for Messrs. White and Logue), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the narrative and table under “Nonqualified Deferred Compensation — 2023” for additional information.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, no further benefits are accrued under the TRIP. Mr. Logue accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. In May 2023, our Board approved the termination of the TRIP, effective as of August 1, 2023. Participants, beneficiaries and alternate payees who had not started their TRIP benefits were offered the opportunity to elect to receive their benefits in the form of a lump sum distribution in connection with the termination of the TRIP or to commence their benefits in the form of monthly annuity payments in accordance with TRIP terms. Mr. Logue elected to receive his benefits in the form of a lump sum distribution, which was paid to him in December 2023.

See the narrative and table under “Pension Benefits – 2023” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally places a $1 million limitation on the deductibility of compensation paid by a publicly held company to certain of its executive officers. As a result, all compensation we pay to specified executive officers is subject to the deductibility limit. The deductibility of stock-based compensation is uncertain at the time of grant because such determination is made subsequent to the grant date and is based on the income of such executive officers in those subsequent periods. Nevertheless, our principal consideration in authorizing compensation for our named executive officers is whether we believe such compensation facilitates the achievement of the objectives described above under “Executive Compensation Overview – Compensation Objectives.” Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet these objectives, even if such compensation is potentially not deductible for tax purposes.

CLAWBACK POLICY

Effective October 2023, we adopted an Incentive Compensation Clawback Policy that is compliant with the requirements of the Dodd-Frank Act, Rule 10D-1 of the Exchange Act and NYSE Rule 303A.14. Pursuant to this policy, and subject to limited exceptions, the Compensation Committee must direct us to recover or cancel all or a portion of any incentive-based compensation awarded to any of our current or former executive officers (defined to include, for this purpose, any current or former chief accounting officer) based wholly or in part upon the achievement of certain financial reporting measures if:

•

the financial results upon which the award was based were subsequently the subject of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws; and

•	a lower award would have been made to the current or former executive officer based upon the restated financial results.

The amount of incentive-based compensation that we will seek to recover is the amount received by the current or former executive officer during the three-year period preceding the date on which we are required to prepare an accounting restatement that is in excess of the amount that the current or former executive officer would have received under the accounting restatement. The Compensation Committee shall determine, in its sole discretion, one or more methods for recovering such excess compensation, which may include, without limitation, (a) requiring cash reimbursement, (b) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards, (c) offsetting amounts from compensation owed by the Company, (d) cancelling outstanding vested or unvested equity awards or (e) taking any other remedial and recovery action permitted by law.

Any recoupment under the policy will be in addition to, and will not preclude, any other remedies that may be available to Teleflex.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of stock ownership value as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

For purposes of satisfying the guidelines, the value of common stock owned by the executive and members of his or her immediate family who reside with the executive, and the value attributable to shares in our 401(k) plan and restricted stock units, including restricted stock units as to which settlement has been deferred under our deferred compensation plan, are included in the aggregate number of shares held by the executive. Shares underlying stock options and unvested performance stock units are not included in the calculation. Each of our executive officers has until five years after the date of his or her appointment or promotion to an executive officer position to satisfy the required stock ownership value. As of December 31, 2023, each of our named executive officers had satisfied the applicable stock ownership level or had additional time to do so in accordance with the policy.

PLEDGING AND HEDGING POLICIES

We have a policy that prohibits our directors and executive officers, as well as certain other individuals who may be designated from time to time, from (i) purchasing Teleflex securities on margin, or borrowing against any account in which Teleflex securities are held, or pledging Teleflex securities as collateral for a loan, and (ii) trading in options, warrants, puts and calls or similar instruments on Teleflex’s securities or selling such securities “short,” as well as from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Teleflex’s equity securities.

2023 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2023 Annual Meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2023 Annual Meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 93.4 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2023.

COMPENSATION COMMITTEE

STUART A. RANDLE, CHAIR

ANDREW A. KRAKAUER		JAEWON RYU

SUMMARY COMPENSATION TABLE – 2023

The following table sets forth compensation information with respect to the persons who served as our Chief Executive Officer and Chief Financial Officer, and with respect to each of our three other most highly compensated executive officers during 2023, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Liam J. Kelly Chairman, President and Chief Executive Officer	2023 2022 2021	$1,060,150 $1,023,077 $981,539	$132,519 $127,885 $122,692	$2,835,227 $2,683,159 $2,664,264	$3,575,961 $3,502,779 $3,000,606	$1,128,102 $539,826 $1,684,260	– – –	$307,988 $313,735 $220,273	$9,039,947 $8,190,461 $8,673,634

Thomas E. Powell Executive Vice President and Chief Financial Officer	2023 2022 2021	$631,210 $609,120 $591,378	$56,809 $45,684 $62,095	$992,557 $972,869 $958,430	$1,251,556 $1,269,727 $1,079,624	$403,001 $192,841 $608,862	$1,080 $744 $634	$196,990 $190,181 $174,546	$3,533,203 $3,281,166 $3,475,569

Jay K. White Corporate Vice President and President, Global Commercial	2023 2022 2021	$607,250 $584,577 $562,692	$42,508 $36,828 $55,144	$567,139 $559,006 $359,209	$715,207 $729,734 $404,483	$361,856 $172,733 $540,706	$271 $139 $40	$77,406 $72,725 $71,990	$2,371,637 $2,155,742 $1,994,264

James P. Winters(8) Corporate Vice President, Manufacturing and Supply Chain	2023 2022 2021	$404,368 $371,617 $370,104	$33,967 $28,615 $32,199	$383,897 $357,460 $277,986	$484,124 $467,001 $313,121	$240,960 $119,482 $289,724	– – –	$70,127 $64,878 $66,449	$1,617,443 $1,409,053 $1,349,583

Daniel V. Logue Corporate Vice President, General Counsel and Secretary	2023	$403,125	$28,219	$479,819	$605,193	$240,219	$140	$48,711	$1,805,426

(1)

The amounts shown in this column reflect the actual amount of base salary paid to the named executive officers. The amount of salary actually received in any year may differ from the named executive officer’s annual base salary amount due to the number of payroll periods in the year and the timing of changes in base salary. Messrs. Kelly, Powell, White and Logue deferred $84,812, $31,560, $121,450 and $12,094, respectively, of their 2023 salary into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information.

(2)

The amounts shown in this column represent the amounts we paid each of the named executive officers in respect of the achievement of individual performance objectives under our 2023 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2023 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell, White and Logue deferred $13,252, $56,809, $4,251 and $2,822, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information.

(3)

The amounts shown in this column include the aggregate grant date fair value of the restricted stock units and performance stock units we granted to each of the named executive officers in 2023, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. See “Grants of Plan-Based Awards – 2023” for additional information.

The grant date fair value of the performance stock units granted to the named executive officers, without application of the RTSR Modifier and assuming (i) the target level of performance will be achieved and (ii) the maximum payout level of performance will be achieved, determined in accordance with ASC Topic 718, is set forth in the table below.

Name	Grant Date Fair Value at Target Payout ($)	Grant Date Fair Value at Maximum Payout ($)
Liam J. Kelly	$1,257,012	$3,142,530
Thomas E. Powell	$ 440,076	$1,100,313
Jay White	$ 251,402	$ 628,506
James P. Winters	$ 170,124	$ 425,431
Daniel V. Logue	$ 212,838	$ 532,094

(4)

The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2023, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC. See “Grants of Plan-Based Awards – 2023” for additional information.

(5)

The amounts shown in this column represent the amounts we paid to each of the named executive officers in respect of the achievement of financial and operational performance metrics under our 2023 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2023 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell, White and Logue deferred $112,810, $403,011, $36,186 and $24,022, respectively, of their awards into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information.

(6)

The amounts shown in this column with respect to Messrs. Powell, White and Logue reflect above-market interest earned in 2023 in respect of deferred compensation under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information.

(7)

The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s defined contribution retirement plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. With respect to Messrs. Kelly, Powell, White and Logue, the amounts shown in this column also include the non-elective and matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are based either on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. Powell, White, Logue and Winters). Mr. Kelly’s costs include a lease termination payment of $11,832, which we paid in connection with transitioning him to an automobile allowance as of January 1, 2024. Mr. Powell’s costs include lease, insurance, fuel and maintenance costs as well as an automobile allowance because, during the year, his benefit was converted from a leased vehicle to an automobile allowance at the end of his vehicle lease term. The amount set forth below with respect to the costs we incurred to provide Messrs. Kelly and Powell with personal use of the company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Kelly	$16,500	$109,160	$5,760	$176,567
Mr. Powell	$16,500	$ 52,119	$3,636	$124,734
Mr. White	$14,109	$ 37,039	$3,498	$ 22,760
Mr. Winters	$48,524	–	$1,097	$ 20,506
Mr. Logue	$16,500	$ 19,078	$2,323	$ 10,810

(a)

The amounts shown in this column include the following benefits: (i) for Mr. Kelly, $124,983 in incremental costs we incurred to provide him with personal use of our aircraft, $47,909 in incremental costs we incurred to provide him with use of a company automobile, $3,065 in costs we incurred in connection with financial planning services and lesser amounts in respect of a de minimis attendee gift provided to him in connection with a corporate retreat for senior managers; (ii) for Mr. Powell, $93,140 in incremental costs we incurred to provide him with personal use of our aircraft, $22,759 in incremental costs we incurred to provide the use of a company automobile, an automobile allowance of $7,269, $956 in incremental costs we incurred in connection with financial planning services and lesser amounts in respect of a de minimis gift provided to senior managers; (iii) for Mr. White, an automobile allowance of $10,200, $8,000 in costs we incurred in connection with financial planning services, $3,950 in incremental costs we incurred in connection with an executive health exam and lesser amounts in respect of a de minimis gift provided to senior managers; (iv) for Mr. Winters, an automobile allowance of $19,866 and lesser amounts in respect of a de minimis gift provided to senior managers; and (v) for Mr. Logue, an automobile allowance of $10,200 and lesser amounts in respect of a de minimis gift provided to senior managers.

(8)

We pay Mr. Winters’ cash compensation in euros. The amounts reported for him in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns (with respect to amounts included in that column other than amounts in the “Stock Awards” and “Option Awards” column) were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate used for 2023 was 1.10364 dollars per euro.

GRANTS OF PLAN-BASED AWARDS – 2023

The following table sets forth information regarding our grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2023.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum	Threshold	Target	Maximum
L. Kelly	2/21/2023 2/28/2023 2/28/2023 2/28/2023	2/21/2023 2/21/2023 2/21/2023 2/21/2023	$331,297 – – –	$1,325,188 – – –	$2,650,376 – – –	– – – 52	– – – 5,150	– – – 12,875	– – 6,733 –	– 46,904 – –	– $238.23 – –	– $3,575,961 $1,578,215 $1,257,012

T. Powell	2/20/2023 2/28/2023 2/28/2023 2/28/2023	2/20/2023 2/20/2023 2/20/2023 2/20/2023	$118,352 – – –	$473,408 – – –	$946,816 – – –	– – – 18	– – – 1,803	– – – 4,508	– – 2,357 –	– 16,416 – –	– $238.23 – –	– $1,251,556 $552,481 $440,076

J. White	2/20/2023 2/28/2023 2/28/2023 2/28/2023	2/20/2023 2/20/2023 2/20/2023 2/20/2023	$106,269 – – –	$425,075 – – –	$850,150 – – –	– – – 10	– – – 1,030	– – – 2,575	– – 1,347 –	– 9,381 – –	– $238.23 – –	– $715,207 $315,737 $251,402

J. Winters	2/20/2023 2/28/2023 2/28/2023 2/28/2023	2/20/2023 2/20/2023 2/20/2023 2/20/2023	$70,765 – – –	$283,058 – – –	$566,116 – – –	– – – 7	– – – 697	– – – 1,743	– – 912 –	– 6,350 – –	– $238.23 – –	– $484,124 $213,773 $170,124

D. Logue	2/20/2023 2/28/2023 2/28/2023 2/28/2023	2/20/2023 2/20/2023 2/20/2023 2/20/2023	$70,547 – – –	$282,187 – – –	$564,374 – – –	– – – 9	– – – 872	– – – 2,180	– 1,139 – –	– 7,938 – –	– $238.23 – –	– $605,193 $266,982 $212,838

(1)

Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2023 annual incentive program. The amounts we actually paid to each named executive officer under the program are reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2023 Compensation,” for additional information regarding the annual incentive awards.

(2)

Represents the threshold, target and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted to each named executive officer under our 2014 Stock Incentive Plan. See the section entitled “Equity Incentive Compensation – Performance Stock Units” under “Compensation Discussion and Analysis – 2023 Compensation” for additional information regarding the performance stock units. The threshold amount assumes the maximum reduction in PSUs underlying the PSU award after application of the RTSR Modifier, and the maximum amount assumes the maximum increase in PSUs underlying the PSU award after application of the RTSR Modifier.

(3)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2023 Compensation,” for additional information regarding the restricted stock units.

(4)

The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2023 Compensation,” for additional information regarding the stock option awards.

(5)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the effective date of grant.

(6)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units, performance stock units and option awards granted in 2023, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values is included in Notes 1 and 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2023

The following table sets forth information with respect to the outstanding stock options, unvested restricted stock units and unvested performance stock units held by each named executive officer on December 31, 2023.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
L. Kelly	2/28/2023	–	–	–	–	–	–	5,150	$1,284,101
	2/28/2023	–	–	–	–	6,733	$1,678,806	–	–
	2/28/2023	–	46,904	$238.23	2/28/2033	–	–	–	–
	5/25/2022	–	–	–	–	–	–	3,701	$922,807
	3/1/2022	–	–	–	–	4,766	$1,188,354	–	–
	3/1/2022	13,021	26,042	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	2,833	$706,380
	3/2/2021	–	–	–	–	+1,856	$462,775	–	–
	3/2/2021	–	–	–	–	3,694	$921,062	–	–
	3/2/2021	19,268	9,634	$403.78	3/2/2031	–	–	–	–
	2/25/2020	31,371	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	35,273	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	34,676	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	29,163	–	$191.18	2/28/2027	–	–	–	–
	5/3/2016	3,366	–	$157.46	5/3/2026	–	–	–	–
	3/1/2016	33,211	–	$144.79	3/1/2026	–	–	–	–
	5/5/2015	7,380	–	$123.04	5/5/2025	–	–	–	–
	2/25/2015	29,084	–	$121.00	2/25/2025	–	–	–	–

T. Powell	2/28/2023	–	–	–	–	–	–	1,803	$449,560
	2/28/2023	–	–	–	–	2,357	$587,694	–	–
	2/28/2023	–	16,416	$238.23	2/28/2033	–	–	–	–
	5/25/2022	–	–	–	–	–	–	1,342	$334,614
	3/1/2022	–	–	–	–	1,728	$430,860	–	–
	3/1/2022	4,720	9,440	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	1,019	$254,077
	3/2/2021	–	–	–	–	+668	$166,559	–	–
	3/2/2021	–	–	–	–	1,329	$331,373	–	–
	3/2/2021	6,932	3,467	$403.78	3/2/2031	–	–	–	–
	2/25/2020	12,992	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	16,574	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	15,660	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	21,872	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	31,882	–	$144.79	3/1/2026	–	–	–	–

J. White	2/28/2023	–	–	–	–	–	–	1,030	$256,820
	2/28/2023	–	–	–	–	1,347	$335,861	–	–
	2/28/2023	–	9,381	$238.23	2/28/2033	–	–	–	–
	5/25/2022	–	–	–	–	–	–	771	$192,241
	3/1/2022	–	–	–	–	993	$247,595	–	–
	3/1/2022	2,712	5,426	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	382	$95,248
	3/2/2021	–	–	–	–	+251	$62,584	–	–
	3/2/2021	–	–	–	–	498	$124,171	–	–
	3/2/2021	2,597	1,299	$403.78	3/2/2031	–	–	–	–
	2/25/2020	4,010	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	3,676	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	3,356	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	5,468	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	4,428	–	$144.79	3/1/2026	–	–	–	–

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
		Exercisable	Unexercisable(1)
J. Winters	2/28/2023	–	–	–	–	–	–	697	$173,790
	2/28/2023	–	–	–	–	912	$227,398	–	–
	2/28/2023	–	6,350	$238.23	2/28/2033	–	–	–	–
	5/25/2022	–	–	–	–	–	–	493	$122,925
	3/1/2022	–	–	–	–	635	$158,331	–	–
	3/1/2022	1,736	3,472	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	296	$73,805
	3/2/2021	–	–	–	–	+194	$48,372	–	–
	3/2/2021	–	–	–	–	385	$95,996	–	–
	3/2/2021	2,010	1,006	$403.78	3/2/2031	–	–	–	–
	2/25/2020	3,234	–	$348.11	2/25/2030	–	–	–	–
	2/26/2019	3,214	–	$288.38	2/26/2029	–	–	–	–
	4/23/2018	1,729	–	$271.70	4/23/2028	–	–	–	–

D. Logue	2/28/2023	–	–	–	–	–	–	872	$217,424
	2/28/2023	–	–	–	–	1,139	$283,998	–	–
	2/28/2023	–	7,938	$238.23	2/28/2033	–	–	–	–
	5/25/2022	–	–	–	–	–	–	432	$107,715
	3/1/2022	–	–	–	–	556	$138,633	–	–
	3/1/2022	1,519	3,038	$333.24	3/1/2032	–	–	–	–
	3/2/2021	–	–	–	–	–	–	246	$61,338
	3/2/2021	–	–	–	–	+162	$40,393	–	–
	3/2/2021	–	–	–	–	321	$80,038	–	–
	3/2/2021	1,675	838	$403.78	3/2/2031	–	–	–	–
	2/25/2020	1,180		$348.11	2/25/2030	–	–	–	–
	2/26/2019	1,551	–	$288.38	2/26/2029	–	–	–	–
	2/27/2018	843	–	$253.72	2/27/2028	–	–	–	–
	2/28/2017	1,276	–	$191.18	2/28/2027	–	–	–	–
	3/1/2016	1,574	–	$144.79	3/1/2026	–	–	–	–
	2/25/2015	1,620	–	$121.00	2/25/2025	–	–	–	–
	2/26/2014	1,525	–	$101.12	2/26/2024	–	–	–	–

(1)	All stock options vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	Except as described below, these amounts represent outstanding restricted stock units, which fully vest on the third anniversary of the grant date.

Those entries designated by “+” represent performance stock unit awards granted on March 2, 2021, which vested on March 2, 2024. In February 2024, our Compensation Committee determined that our performance for the three-year period ended December 31, 2023, as modified by application of our RTSR Modifier, resulted in the achievement of approximately 65.5% of the target amount relating to such awards; as such, the number of shares earned constitutes that percentage of the original award, as modified by application of the RTSR modifier.

(3)

The amounts set forth in this column represent the market value of the unvested restricted stock units and performance stock units held by the named executive officer based on a market price of $249.34 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 29, 2023, the last trading day of 2023.

(4)	Subject to the actual level of performance achieved, performance stock units granted in 2022 and 2023 will vest on the third anniversary of the grant date.

(5)

Assumes that target performance is achieved with respect to the performance stock units, without application of the RTSR Modifier. If maximum performance is achieved (including the maximum increase in performance stock units after application of the RTSR Modifier), the number of shares (and market value of such shares) to be issued following vesting of performance stock units is as follows:

	2023 Performance Stock Units		2022 Performance Stock Units
Name	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares	Maximum Number of Shares Issuable	Market Value of Maximum Issuable Shares
L. Kelly	12,875	$3,210,253	9,253	$2,307,143
T. Powell	4,508	$1,124,025	3,355	$836,536
J. White	2,575	$642,051	1,928	$480,728
J. Winters	1,743	$434,600	1,233	$307,436
D. Logue	2,180	$543,561	1,080	$269,287

The market value of the unvested performance stock units is calculated based on a market price of $249.34 per share, which was the closing price of our common stock as reported by the New York Stock Exchange on December 29, 2023, the last trading day of 2023.

OPTION EXERCISES AND STOCK VESTED – 2023

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2023.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Liam J. Kelly	35,875	$5,439,894	3,215	$756,104
Thomas E. Powell	13,952	$1,389,277	1,331	$313,025
Jay K. White	–	–	411	$96,659
James P. Winters	–	–	331	$77,845
Daniel V. Logue	–	–	121	$28,457

(1)

The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)

The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock unit and performance stock unit awards that vested in 2023. Mr. Kelly deferred 804 of these shares into a deferral account under our Deferred Compensation Plan. See “Nonqualified Deferred Compensation – 2023” for additional information.

(3)

The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units and performance stock units that vested; the restricted stock units and performance stock unity were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit and performance stock unit held.

PENSION BENEFITS – 2023

We previously sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP, other than in certain limited circumstances not applicable to our executive officers.

Mr. Logue is the only named executive officer who participated in the TRIP and had vested in his plan benefits. Messrs. Kelly, Powell, Winters and White did not participate in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants.

In June 2023, we notified participants of our intent to terminate the TRIP, and in September 2023, a notice of benefits was sent to participants, beneficiaries and alternate payees in connection with the proposed termination. Participants, beneficiaries and alternate payees who had not started their TRIP benefits were offered the opportunity to elect to receive their benefits in the form of a lump sum distribution in connection with the termination of the TRIP or to commence their benefits in the form of monthly annuity payments in accordance with TRIP terms.

Mr. Logue elected to receive his benefits in the form of a lump sum distribution, which was paid to him in December 2023 and is reflected in the following table.

Name	Plan Name	Number of Years Credited Service	Present Value Of Accumulated Benefit	Payments During Last Fiscal Year
Daniel V. Logue	TRIP	–	–	$56,814

NONQUALIFIED DEFERRED COMPENSATION — 2023

We maintain our Deferred Compensation Plan, under which executives, including certain of the named executive officers, may defer up to 100 percent of their cash compensation (salary and annual incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units and performance stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit and performance stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Kelly and Powell and three percent with respect to all other executives eligible to receive non-elective contributions, including Messrs. White and Logue) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2023. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Fund Name	Rate of Return
Vanguard Federal Money Market Investor Fund	5.09%
Teleflex Fixed Rate Fund	5.24%
Vanguard Total Bond Market Index Fund Admiral Shares	5.70%
Metropolitan West Total Return Bond Fund Plan Class	6.07%
Vanguard Inflation-Protected Securities Fund Admiral Shares	3.79%
Vanguard Lifestrategy Income Fund Investor Shares	9.48%
Vanguard Lifestrategy Conservative Growth Fund Investor Shares	12.48%
Vanguard Lifestrategy Moderate Growth Fund Investor Shares	15.49%
Vanguard Wellington Fund Admiral Shares	14.43%
Vanguard Lifestrategy Growth Fund Investor Shares	18.55%
Columbia Dividend Income Fund Shares	10.60%
Vanguard 500 Index Fund Admiral Shares	26.24%
Vanguard U.S. Growth Fund Admiral Shares	45.31%
Vanguard Mid-Cap Index Fund Admiral Shares	15.98%
Touchstone Midcap Fund Class R6	27.64%
JPMorgan Small Cap Equity Fund Class R6	12.16%
Vanguard Small-Cap Index Fund Admiral Shares	18.20%

Fund Name	Rate of Return
Vanguard Explorer Fund Admiral Shares	19.90%
American Funds New Perspective Fund Class R-6	25.01%
Vanguard Total World Stock Index Admiral Shares	21.87%
Vanguard Total International Stock Index Fund Admiral Shares	15.52%
Vanguard International Growth Fund Admiral Shares	14.81%
American Funds New World Fund Class R-6	16.22%
Vanguard Real Estate Index Fund Admiral Shares	11.81%
Teleflex Stock Fund	0.48%
Vanguard Small-Cap Index Fund Shares	18.22%
Fidelity Large Cap Growth Index Fund Shares	42.77%
JP Morgan Large Cap Growth Fund Class R6	34.95%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2023 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(4)
Liam J. Kelly	$340,668	$109,160	$494,489	–	$4,150,547
Thomas E. Powell	$103,118	$52,119	$274,004	–	$2,017,786
Jay K. White	$142,406	$37,039	$113,761	–	$810,400
James P. Winters	–	–	–	–	–
Daniel V. Logue	$23,661	$19,078	$18,592	–	$146,662

(1)

The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Kelly, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Kelly, the amounts set forth in this column consist of cash compensation amounts and shares issued upon the vesting of restricted stock unit and performance stock unit awards deferred by Mr. Kelly. The value of the restricted stock unit and performance stock unit awards deferred by Mr. Kelly was calculated based on the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of shares underlying the restricted stock unit and performance stock unit awards that vested. The cash compensation amounts reflected in the table are included in the Summary Compensation Table for 2023 in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)

The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions for 2023 were made to Messrs. Kelly, Powell, White and Logue in the amounts of $69,932, $27,020, $14,618 and $5,685, respectively. Matching contributions for 2023 made to Messrs. Kelly, Powell, White and Logue in the amounts of $39,229, $25,109, $22,421 and $13,393, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2023.

(3)

The amounts set forth in this column consist of aggregate interest or other earnings or losses accrued during 2023 for each named executive officer’s account. With respect to Messrs. Powell, White and Logue, the amount set forth in this column also includes above-market earnings of $1,080, $271 and $140, respectively, which are included in the Summary Compensation Table for 2023 in the “Change in Nonqualified Deferred Compensation Earnings” column.

(4)

The following amounts were reported in the Summary Compensation Table in prior years: Mr. Kelly, $795,939 (2015 through 2022); Mr. Powell, $614,557 (2013 through 2022); and Mr. White, $78,887 (2021 and 2022).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2023. The information in this section does not include information relating to the following:

•

distributions under our deferred compensation plan, other than enhanced payments in connection with a change in control (see “Nonqualified Deferred Compensation – 2023” for information regarding this plan);

•	restricted stock units, performance stock units and shares underlying options that vested prior to the termination event (see the “Outstanding Equity Awards at Fiscal Year-End – 2023” table);

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Messrs. Kelly and Powell and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. White, Logue and Winters (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2023); provided that, in the case of Mr. Winters, the severance period will be reduced by any contractual notice period to which he is entitled under his employment agreement and the amount of his base salary payment will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day (or, in the case of Mr. Winters, if a notice of termination of employment is issued to him before the last day), but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Winters, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if he continued to participate);

•

with respect to Messrs. Kelly and Powell, a payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the automobile utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to €18,000 with respect to Mr. Winters and $20,000 with respect to each of the other executives.

The following table sets forth the potential post-termination payments and benefits the eligible named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2023.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
L. Kelly	$2,140,400	$1,260,620	$41,223	$12,456	$57,266	$20,000	$3,531,965
T. Powell	$1,274,400	$459,810	$41,223	$7,864	$28,556	$20,000	$1,831,853
J. White	$613,000	$404,364	$20,518	$3,782	–	$20,000	$1,061,664
J. Winters(7)	$306,922	$274,927	$4,822	$823	–	$19,866	$607,360
D. Logue	$412,500	$268,438	$20,611	$2,512	–	$20,000	$724,061

(1)

The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2023, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Messrs. Kelly and Powell, 24 months; Messrs. White and Logue, 12 months; and Mr. Winters, nine months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2023, as reflected in the Summary Compensation Table.

(3)

The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2023 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Messrs. Kelly and Powell, 24 months; Messrs. White and Logue, 12 months; and Mr. Winters, nine months.

(4)

The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2023 and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Messrs. Kelly and Powell, 24 months; Messrs. White and Logue, 12 months; and Mr. Winters, nine months.

(5)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2023, and, in accordance with the terms of the applicable agreement, based upon the 24-month period for which the vehicle allowance will be provided.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

(7)

The amounts shown for Mr. Winters, who receives his cash compensation in euros, have been converted to U.S. dollars using an exchange rate of 1.10364 dollars per euro, which was the exchange rate in effect as of December 31, 2023.

Change-in-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination (or, in the case of Mr. Winters, in the year in which a notice of termination is given), the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan (or, in the case of Mr. Winters, the number of days during the applicable performance period prior to the date on which a notice of termination is given);

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment (or, in the case of Mr. Winters, in the year in which a notice of termination is given), which period is equal to three years for Mr. Kelly, two years for Mr. Powell and 18 months for Messrs. White, Logue and Winters (the “CIC Severance Period”), provided that, in the case of Mr. Winters, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law and any base salary payments he receives during any termination notice period;

•

in the case of Messrs. Kelly and Powell, annual payments during the applicable CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (collectively, the “Target Award”); and in the case of Messrs. White, Logue and Winters, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to 50 percent of the Target Award;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage the executive last elected for himself or herself, and the executive’s spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

with respect to Messrs. Kelly, Powell, White and Logue, a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Kelly, two additional years of service, in the case of Mr. Powell, and 18 months of additional service, in the case of Messrs. White and Logue; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one-year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

Our 2023 Stock Incentive Plan, 2014 Stock Incentive Plan and 2008 Stock Incentive Plan provide that, on the date of a change in control, all unvested stock options will immediately vest. In addition, in the event of the termination of employment of an option holder within two years following a change in control for any reason other than death, retirement, disability or termination for cause, each vested stock option will remain exercisable until the first to occur of the third anniversary of termination (or any later date on which the stock option can be exercised under its terms) or the expiration if the stock option. Notwithstanding the foregoing, the Board or Board committee administering the plan may determine that, upon the occurrence of a change in control, all stock options will terminate within a specified number of days and/or that each option holder will receive with respect to each underlying share an amount equal to the excess of the fair market value of a share immediately prior to the change in control over the exercise price of the stock option. The 2023 Stock Incentive Plan and 2014 Stock Incentive Plan also provide that, upon a change in control, all conditions and restrictions applicable to restricted stock units and performance stock units will lapse and the restricted stock units and performance stock units will be fully vested (in the case of the performance stock units, such vesting will be based on target performance).

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive in connection with a change in control under the documents described above, assuming the triggering event under the agreements occurred on December 31, 2023.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Equity Awards(2)	Health Benefits(3)	Auto- mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
L. Kelly	$3,210,600	$5,273,870	$6,701,511	$64,052	$85,899	$209,679	$20,000	$15,565,611
T. Powell	$1,274,400	$1,415,610	$2,388,179	$53,746	$35,695	$53,974	$20,000	$5,241,604
J. White	$919,500	$1,048,014	$1,251,936	$43,177	–	$21,906	$20,000	$3,304,533
J. Winters(7)	$613,845	$704,618	$852,244	$12,858	–	–	$20,000	$2,203,565
D. Logue	$618,750	$701,563	$889,146	$43,440	–	$8,496	$20,000	$2,281,395

(1)

The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2023, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Kelly, three years; Mr. Powell, two years; and Messrs. White, Winters and Logue, 18 months.

(2)

The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of performance stock units and restricted stock held by the named executive officers as of December 31, 2023, upon a Change of Control and under the terms of the 2014 Stock Incentive Plan covering equity grants for all employees. The value of the unvested stock options was not included since the value was negative based on the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of performance stock units and restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $249.34 per share, which was the closing price of our common stock on December 29, 2023, as reported by the New York Stock Exchange, to determine the market value in both of these calculations.

(3)	The amounts set forth in this column have been calculated based upon the health coverage costs and COBRA rates for each named executive officer in effect as of December 31, 2023.

(4)

The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2023, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the automobile allowance will be provided: Mr. Kelly, three years; Mr. Powell, two years.

(5)

The amounts set forth in this column are equal to three times the amount of the non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Kelly in 2023; two times the amount of such non-elective contribution for the account of Mr. Powell in 2023; and one and one-half times the amount of such non-elective contributions for the account of Messrs. White and Logue in 2023.

(6)

The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

(7)

The amounts shown for Mr. Winters for benefits, other than the vesting of unvested equity awards, have been converted from euros to U.S. dollars using an exchange rate of 1.10364 dollars per euro, which was the exchange rate in effect as of December 31, 2023.

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Liam J. Kelly, our Chief Executive Officer in 2023, to the median of the annual total compensation of our employees other than Mr. Kelly. For purposes of providing the comparison, in accordance with SEC regulations, we identified a “median employee” and compared Mr. Kelly’s annual total compensation to that of the median employee. For 2023, our last completed fiscal year:

•	Mr. Kelly’s annual total compensation was $9,039,947.

•	Our median employee’s annual total compensation was $37,432.

•	The ratio of Mr. Kelly’s annual total compensation to our median employee’s annual total compensation was 242 to 1.

SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures. The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Methodology

Date Used to Determine Employee Population and Median Employee

For purposes of identifying the median employee, we selected October 1, 2023 to be the date as of which we would determine our employee population.

Composition of Employee Population

We determined that, as of October 1, 2023, we had 15,211 employees globally. Of that amount, 3,863 were U.S. employees and 11,348 were non-U.S. employees. To simplify the determination of the median employee and as permitted by SEC regulations, we excluded 762 employees (approximately 5.0% of our employees) located in 23 countries, comprising all employees in those countries, as set forth in the following table:

Country	No. of Employees
Austria	36
Belgium	15
Brazil	33
Canada	38
Chile	11
Colombia	17
France	97
Greece	34
Korea, Republic of	53
Netherlands	29
New Zealand	7

Country	No. of Employees
Philippines	12
Poland	22
Portugal	5
Saudi Arabia	3
Singapore	75
Slovakia	5
South Africa	48
Spain	78
Switzerland	13
Taiwan	33
Thailand	19
United Kingdom	79
Total	762

After excluding the employees listed above, we determined the identity of our median employee from a population of 14,449 employees, including 3,863 U.S. employees and 10,586 non-U.S. employees.

Pay Data Used

To identify the median employee, we derived compensation information from our payroll records covering the 12-month period from October 1, 2022 to September 30, 2023. Our payroll data includes cash compensation for each employee, including base pay, bonuses, commissions and overtime pay. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for the period from October 1, 2022 to September 30, 2023. We also annualized compensation data for permanent full-time employees hired during the period from October 1, 2022 to September 30, 2023.

The employee whose cash compensation was the median of the cash compensation paid to the employee population, determined as described above, and after giving effect to the cost-of-living adjustment described below, is the median employee for purposes of the comparison to Mr. Kelly’s annual total compensation.

Cost of Living Adjustments

As part of the methodology we used to identify the median employee, we made cost of living adjustments to the compensation of non-U.S. employees to reflect the cost of living in the U.S., where Mr. Kelly resides. The cost-of-living adjustments were made through application of purchasing power parity conversion ratios that were obtained from Numbeo.com, a public database of reported consumer prices and other statistics. We selected conversion ratios based upon the city closest to the facility in which our employees were employed. Had we not made the cost-of-living adjustments with respect to our non-U.S. employees, we would have had a different median employee, who works in Czech Republic and whose annual total compensation would have been $17,173. As a result, the ratio of Mr. Kelly’s compensation to the median employee’s compensation would have been 526 to 1.

PAY VERSUS PERFORMANCE
The following table reports the compensation of our principal executive officer (PEO) and the average compensation of the other named executive officers
(Non-PEO
NEOs) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules. The Compensation Committee does not utilize “compensation actually paid” as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, see the “Compensation Discussion and Analysis” section of this proxy statement.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table (“SCT”) Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average SCT Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	Constant Currency Revenue (6)
2023	$9,039,947	$9,264,413	$2,329,579	$2,391,116	$67.48	$123.08	$357,572,000	$2,959,800,000
2022	$8,190,461	$5,009,855	$2,047,296	$1,419,844	$67.16	$112.36	$363,139,000	$2,842,500,000
2021	$8,673,634	$4,238,150	$2,074,095	$1,231,022	$87.92	$142.45	$485,374,000	$2,811,700,000
2020	$6,328,349	$4,827,257	$1,603,056	$1,215,470	$109.75	$118.81	$335,324,000	$2,519,600,000

(1)	Liam J. Kelly was our principal executive officer in each of 2023, 2022, 2021 and 2020.

(2)	The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Summary Compensation Table (“SCT”) Total for PEO” column:

	2023	2022	2021	2020
Deductions for amounts reported under the “Stock Awards” column of the SCT	$2,835,227	$2,683,159	$2,664,264	1,975,833
Deductions for amounts reported under the “Option Awards” column of the SCT	$3,575,961	$3,502,779	$3,000,606	2,343,414
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$7,099,876	$4,247,471	$4,025,539	$5,248,152
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(172,668)	$(1,568,368)(a)	$(2,366,658)	$(1,025,440)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$(291,552)	$326,230	$(429,495)	$(1,404,556)

(a)
In the Pay Versus Performance table included in our proxy statement for the 2023 Annual Meeting, this amount was shown as $(2,033,539) as result of a calculation error. The amount of Compensation Actually Paid to PEO for 2022 has been adjusted accordingly.

(3)
Our named executive officers, other than our principal executive officer, for (a) 2023 were Thomas E. Powell, Jay. K. White, Daniel V. Logue and James P. Winters; (b) 2022 and 2021 were Thomas E. Powell, Jay K. White, Cameron P. Hicks and James P. Winters; and (c) 2020 were Thomas E. Powell, James J. Leyden, Cameron P. Hicks and James P. Winters.

(4)	The amounts set forth in this column were calculated by making the following adjustments to the amounts set forth in the “Average SCT Total for Non-PEO NEOs” column:

	2023	2022	2021	2020
Deductions for change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation” column of the SCT	$(2,348)	–	–	$3,306
Deductions for amounts reported under the “Stock Awards” column of the SCT	$605,853	$556,786	$481,872	$412,719
Deductions for amounts reported under the “Option Awards” column of the SCT	$764,020	$726,798	$542,719	$489,640
Increase for fair value of awards granted during year that remain outstanding and unvested as of year end	$1,517,025	$881,351	$728,082	$1,096,461
Increase/deduction for change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	$(33,995)	$(289,943)(a)	$(468,507)	$(187,684)
Increase/deduction for change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	$(53,968)	$64,724	$(78,058)	$(390,698)

(a)
In the Pay Versus Performance table included in our proxy statement for the 2023 Annual
Meeting
, this amount was shown as $(362,564) as result of a calculation error. The amount of Average Compensation Actually Paid to
Non-PEO
NEOs for 2022 has been adjusted accordingly.

(5)
The peer group used to determine the total shareholder return values included in this column was the S&P 500 Healthcare Equipment & Supply Index. Total shareholder return (TSR) is cumulative for the measurement periods beginning on December 31, 2019, and ending on the last fiscal day in 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.

(6)	Constant Currency Revenue is the amount of our consolidated revenues for a given year, adjusted to eliminate the effect of foreign currency exchange rate fluctuations for such year.
Financial Performance Measures
The most important financial performance measures we use to link compensation actually paid to our Named Executives Officers, for the most recently completed fiscal year, to company performance are as follows:

•	Constant Currency Revenue

•	Adjusted Earnings Per Share

•	Adjusted Operating Cash Flow
For a discussion regarding the manner in which these financial performance measures are tied to the compensation of our named executive officers, see “2023 Compensation” under the “Compensation Discussion and Analysis” section of this proxy statement.

Pay Versus Performance Relationship
The following graphs are intended to provide a comparison of the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO
NEOs over each of the years included in the Pay Versus Performance table above to the metrics set forth in the graphs below.

Comparison of Total Shareholder Return
Assumes Initial Investment of $100

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2024 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned (a)		Percent of Outstanding Common Stock(b)
T. Rowe Price Investment Management, Inc.	7,039,991		14.96%
100 E. Pratt Street
Baltimore, MD 21201 (c)

The Vanguard Group, Inc.	5,454,016		11.59%
100 Vanguard Boulevard
Malvern, PA 19355 (d)

Janus Henderson Group plc	4,828,005		10.26%
201 Bishopsgate
EC2M 3AE, United Kingdom (e)

BlackRock, Inc.	4,287,778		9.11%
55 East 52nd Street
New York, NY 10022(f)

Morgan Stanley	2,588,653		5.5%
1585 Broadway
New York, NY 10036 (g)

Wellington Management Group LLP	2,496,566		5.2%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210(h)

Candace H. Duncan	17,320	(i)	*
Gretchen R. Haggerty	13,412	(j)	*
John C. Heinmiller	9,047	(k)	*
Liam J. Kelly	305,619	(l)	*
Stephen K. Klasko	19,000	(m)	*
Andrew A. Krakauer	11,684	(n)	*
Daniel V. Logue	26,965	(o)	*
Neena M. Patil	2,336	(p)	*
Thomas E. Powell	151,294	(q)	*
Stuart A. Randle	15,440	(r)	*
Jaewon Ryu	–		*
Jay K. White	35,638	(s)	*
James P. Winters	17,626	(t)	*
All directors and executive officers as a group (14 persons)	681,041	(u)	1.43%

*	Represents holdings of less than 1%.

(a)

“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2024 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	Based on 47,046,705 shares outstanding on February 1, 2024.

(c)

T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has sole voting power with respect to 2,614,104 shares listed in the table and sole dispositive power for all 7,039,991 shares listed in the table. The shares listed in the table are held by T. Rowe Price Mid-Cap Growth Fund, Inc. (“Price Mid-Cap Growth”) in their investment portfolio, which is managed by Price Investment Management, and such funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that they hold. Price Mid-Cap Growth has an interest in 2,574,500 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Investment Management with the SEC on February 14, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(d)

Of the shares listed in the table, The Vanguard Group has sole voting power with respect to none of the shares, shared voting power with respect to 58,030 shares, sole dispositive power with respect to 5,257,125 shares and shared dispositive power with respect to 196,891 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(e)

Janus Henderson Group plc (“Janus Henderson”) has shared voting power and shared dispositive power with respect to all of the shares listed in the table. Janus Henderson has a 100% ownership stake in Janus Henderson Investors U.S. LLC (“JHIUS”), Janus Henderson Investors UK Limited (“JHIUKL”) and Janus Henderson Investors Australia Institutional Funds Management Limited (“JHIAIFML”), (each an “Asset Manager”). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively, the “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JHIUS may be deemed to be the beneficial owner of 4,822,491 of the shares listed in the table, which are held by the Managed Portfolios. However, JHIUS does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Janus Henderson with the SEC on February 13, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(f)

BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that directly hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 3,978,623 shares and sole dispositive power with respect to all 4,287,778 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 24, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(g)

Of the shares listed in the table, Morgan Stanley has sole voting power with respect to none of the shares, shared voting power with respect to 2,311,506 shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to 2,588,087 shares. The information in the table and this footnote is derived from a Schedule 13G filed by Morgan Stanley with the SEC on February 9, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(h)

Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each had shared voting power with respect to 2,299,821 shares and shared dispositive power with respect to all 2,496,566 shares. The securities are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP with the SEC on February 8, 2024, reporting beneficial ownership as of December 31, 2023. The number of shares held by such reporting persons may have changed subsequent to December 31, 2023.

(i)	Includes 13,279 shares underlying stock options.

(j)	Includes 9,834 shares underlying stock options.

(k)	Includes 864 shares held by the Julie A. Heinmiller 2021 Family Irrevocable Trust and 6,234 shares underlying stock options.

(l)	Includes 19,317 shares held by the Helen Kelly 2021 Irrevocable Trust, 274,102 shares underlying stock options and 3,694 shares underlying restricted stock units.

(m)	Includes 7,880 shares held indirectly by Dr. Klasko through the Stephen K. Klasko Revocable Trust and 11,120 shares underlying stock options.

(n)	Includes 7,212 shares underlying stock options.

(o)	Includes 17,766 shares underlying stock options, 321 shares underlying restricted stock units and 303 shares held for Mr. Logue’s account in the Company’s 401(k) Savings Plan.

(p)	Includes 1,937 shares underlying stock options.

(q)	Includes 124,291 shares underlying stock options, 1,329 shares underlying restricted stock units and 395 shares held for Mr. Powell’s account in the Company’s 401(k) Savings Plan.

(r)	Includes 11,120 shares underlying stock options.

(s)	Includes 33,386 shares underlying stock options and 498 shares underlying restricted stock units.

(t)	Includes 16,781 shares underlying stock options and 385 shares underlying restricted stock units.

(u)

Includes 572,552 shares underlying stock options, 28,061 shares held indirectly, 6,687 shares underlying restricted stock units held by the Company’s executive officers and 734 shares held for the account of some of the Company’s executive officers in the Company’s 401(k) Savings Plan.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related person transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2023 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2024 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2024. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2023	2022
Audit fees	$7,569,815	$6,868,399
Audit-related fees	458,191	527,282
Tax fees	1,643,409	1,046,449
All other fees	44,933	28,860

	$9,716,347	$8,470,990

Audit-Related Fees. In 2023 and 2022, audit-related fees primarily consisted of fees for support in connection with acquisition due diligence.

Tax Fees. Tax fees primarily consisted of fees for tax compliance activities in certain foreign jurisdictions ($865,459 for 2023 and $741,941 for 2022), and tax planning and consultancy services ($777,951 for 2023 and $304,508 for 2022).

All Other Fees. All other fees for 2023 and 2022 primarily consisted of license fees for utilization of technical and informational databases and assistance with non-audit regulatory compliance filings.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2024.

PROPOSAL 4:

STOCKHOLDER PROPOSAL TO REDUCE OWNERSHIP THRESHOLD

TO CALL A SPECIAL STOCKHOLDER MEETING

We have received notice of the intention of a stockholder to present the following proposal at the Annual Meeting. The text of the proposal and supporting statement appear exactly as received. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Corporate Secretary of the Company.

The stockholder proposal and supporting statement follow:

Proposal 4 – Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

A 10% stock ownership threshold to call a special meeting would bring Teleflex generally in line with more than 100 companies that provide for 25% of shares to be able to call for a special shareholder meeting. More than 100 companies do not attach strings to their 25% threshold. However Teleflex attached a big string to its current threshold by excluding all shares that are not held for a full continuous year. Thus to make up for the exclusion of all shares held for less than a full continuous year the new threshold at Teleflex should reasonably be set at 10%.

It is also important to vote for this Improved Shareholder Right to Call a Special Shareholder Meeting proposal because Teleflex shareholders have no right to act by written consent. Shareholders at many companies have a right to call a special shareholder and the right to act by written consent.

Since a special shareholder meeting can be useful in replacing a director, this proposal may be an incentive for the Teleflex directors to improve their performance and in turn improve shareholder value.

Calling a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call a special shareholder meeting is that it gives shareholders a Plan B option if management is not interested in good faith shareholder engagement. Management could elect to genuinely engage with shareholders as an alternative to conducting a special shareholder meeting.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting and our bylaws thus need to be updated accordingly.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

* * * *

THE BOARD OF DIRECTORS’ STATEMENT IN RESPONSE TO THE STOCKHOLDER PROPOSAL

The Board has considered the stockholder proposal and has concluded that its adoption would not serve to enhance stockholder value and, therefore, is not in the best interests of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Our stockholders already have a meaningful right to call a special meeting, which was informed by our extensive stockholder engagement efforts.

As previously disclosed, during the winter of 2023, we engaged with holders of approximately 50% of our outstanding common stock on governance matters as part of our ongoing stockholder engagement process. During that process, when asked about the advisability of providing stockholders the right to call a special meeting, all of the investors with whom management engaged supported such a right. In alignment with the preponderance of feedback received, in February 2023, the Board amended and restated our Bylaws to allow stockholders holding, for one continuous year, at least 20% of the voting power entitled to vote generally in the election of directors the right to call a special meeting of stockholders.

Shortly thereafter, at the 2023 Annual Meeting, stockholders voted on a substantially similar stockholder proposal requesting that our Board take action to amend our governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special stockholder meeting. That proposal failed to garner majority support and received the support of less than one-third of votes cast. Despite this outcome, this new proposal provides no additional meaningful support explaining why our stockholders should vote any differently this year.

Accordingly, the Board maintains the belief that a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing stockholder rights and protecting against the risk that a small group of stockholders, including stockholders with short-term interests, could call special meetings. The Board’s position was supported by the fact that the concentrated ownership of our common stock would permit a small but reasonable number of stockholders to come together to satisfy the 20% ownership requirement, in contrast to the fact that potentially as few as one stockholder could satisfy the 10% threshold requested by the proposal – and that there are three such stockholders that eclipse the 10% ownership threshold – as of December 31, 2023. The Board’s position was further supported by the Company’s ordinary course stockholder engagement efforts after the 2023 annual meeting through the date of this proxy statement, whereby no investors expressed concerns nor raised any questions regarding the current status of our stockholders’ right to call a special meeting.

The Company’s current stockholder special meeting right threshold is consistent with, if not more stockholder-friendly compared to, broader market practice.

As of January 1, 2024, approximately 59.7% of the companies included in the S&P 500 that provide a special meeting right have an ownership threshold of 20% or greater, while approximately 22.7% of the S&P 500 companies that provide a special meeting right have adopted a 10% ownership threshold. As such, we believe that the Company’s 20% special meeting ownership threshold is consistent with, and compares favorably to, S&P 500 market practice. Additionally, half of our U.S. compensation or industry peers provide stockholders with a right to call a special meeting at all. Notably, six of such nine peers permit stockholders to call a special meeting right at ownership levels of 20% or above, while none of those peers impose a 10% threshold.

Because special meetings require substantial Company resources and time, lowering the Company’s threshold could be detrimental to the vast majority of our stockholders.

Given the size of the Company and its stockholder base, a special meeting is a significant undertaking that requires not only meaningful company expense but also a substantial diversion of Board and management resources, regardless of whether the meeting is held virtually or in person. For a special meeting, the Company would incur significant costs to prepare, print and distribute proxy materials to all stockholders, potentially hire third-party advisors, solicit proxies, hold the meeting and tabulate votes. Additionally, the Board and management must devote time and energy to prepare for and conduct the meeting – diverting their time and attention from managing the business and executing on our strategy. Given the potential divestment of these substantial resources, the Board believes that stockholder special meetings should be limited to circumstances where a significant number of stockholders believe that a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings of stockholders. Accordingly, the Board continues to believe that the Company’s current 20% ownership threshold provides a reasonable number of stockholders with a defensible right to call a special meeting without exposing the Company and its stockholders to these costs and that allowing a smaller group of stockholders to call special meetings could be detrimental to the interests of a majority of our stockholders and other stakeholders.

In addition to the stockholder special meeting right, the Company has a number of corporate governance policies and practices to protect the best interests of the Company and all of our stockholders.

The Board continues to be committed to maintaining high corporate governance standards and meeting the requirements of federal and state laws and the rules of the NYSE and believes that the corporate governance concerns raised by the proponent are misplaced. In addition to the Board’s voluntary implementation of a robust stockholder right to call special meetings in 2023, some of the Company’s progressive governance practices include the following:

•	8 of our 9 directors, or 89%, are “independent” under the standards adopted by the SEC and the NYSE;

•

we have (i) begun to declassify our Board such that each director will be elected annually at each meeting after the 2024 Annual Meeting and (ii) eliminated supermajority voting provisions in the Company’s charter;

•	the Board includes a range of tenures from directors who bring a balanced mix of fresh perspectives with in-depth experience and knowledge about our company;

•	each of the three Board committees – Audit, Compensation and Nominating and Governance – is composed solely of independent directors;

•	the Nominating and Governance Committee evaluates each director up for election annually and makes a recommendation to the Board on the nomination of each for re-election;

•	the Board has an independent Lead Director with robust responsibilities;

•	executive sessions of independent directors are held at every regular Board meeting;

•

a majority voting standard applies in uncontested elections of directors, such that, in an uncontested election, a nominee will be elected to the Board if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee – under our Corporate Governance Principles, an incumbent director will not be nominated for election unless such director has submitted in writing an irrevocable resignation, which would be effective if the director does not receive the required majority vote and upon the Board’s acceptance of such resignation; and

•

the Company has adopted a “proxy access” bylaw provision, which provides that holders of at least 3% of our outstanding shares, held by up to 20 stockholders, holding the shares continuously for at least three years to nominate, can nominate up to the greater of two directors or 20% of our Board for election at an annual stockholders’ meeting.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY URGES STOCKHOLDERS TO VOTE “AGAINST” THE PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2025 Annual Meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than December 2, 2024 and must comply in all other respects with SEC rules relating to such inclusion.

In addition, our proxy access bylaw permits a stockholder or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two directors or 20% of the Board, provided that the stockholder(s) and the nominee(s) satisfy the informational and other requirements specified in Article II, Section 2.2.2 of our bylaws. Pursuant to the proxy access bylaw, a stockholder wishing to nominate a director must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was released to stockholders in connection with the prior year’s Annual Meeting. Accordingly, to be timely for inclusion in the proxy materials for the Company’s 2025 Annual Meeting, the Company must receive a stockholder’s notice to nominate a director using the Company’s proxy materials between November 2, 2024 and December 2, 2024, inclusive.

Our bylaws also permit stockholders to nominate director nominees and propose business for consideration at our 2025 Annual Meeting of stockholders and to then distribute their own proxy materials with respect to such nominations and proposals. Under our bylaws, a stockholder wishing to make such nomination or proposal must provide notice to the Corporate Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s Annual Meeting. Accordingly, to be timely with respect to the 2025 Annual Meeting of stockholders, the Company must receive a stockholder’s notice to nominate a director using the stockholder’s own proxy materials between January 3, 2025 and February 2, 2025, inclusive. Any such nomination for director must include all information required by Rule 14a-19(b) under the Exchange Act. These requirements do not affect the deadline for submitting stockholder proposals or director nominations for inclusion in the Company’s proxy materials.

In connection with any proposal submitted by stockholders for consideration at the 2025 Annual Meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 15, 2025.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

Daniel V. Logue Corporate Vice President, General Counsel & Secretary

ANNUAL MEETING OF STOCKHOLDERS OF TELEFLEX INCORPORATED May 3, 2024 PROXY VOTING INSTRUCTIONS INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EDT the day before the meeting. ACCOUNT NUMBER MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2023 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒ FOR AGAINST ABSTAIN Proposal 1. Election of Directors: Nominees: 1a. Candace H. Duncan ☐ ☐ ☐ 1b. Gretchen R. Haggerty ☐ ☐ ☐ 1c. Liam J. Kelly ☐ ☐ ☐ 1d. Stephen K Klasko ☐ ☐ ☐ 1e. Stuart A. Randle ☐ ☐ ☐ 1f. Jaewon Ryu ☐ ☐ ☐ Proposal 2. Approval, on an advisory basis, of named executive officer compensation. ☐ ☐ ☐ Proposal 3: Ratification of the appointment of Pricewaterhousecoopers LLP as the Company’s independent registered public accounting firm for 2024. ☐ ☐ ☐ Proposal 4. Stockholder proposal, if properly presented at the Annual Meeting, to reduce the ownership threshold to call a special stockholder meeting. ☐ ☐ ☐ The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees listed above, “FOR” Proposals 2 and 3 and “AGAINST” Proposal 4. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐ Please check here if you plan to attend the meeting. ☐ Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Liam J. Kelly and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 3, 2024 or any adjournment thereof. (Continued on the other side)